PARTICIPATION AGREEMENT
BY AND BETWEEN
ADMIRAL A HOLDING L.P.,

ADMIRAL B HOLDING L.P.

AND

EXCO OPERATING COMPANY, LP
DATED JULY 31, 2013

Table of Contents
ARTICLE 1 DEFINITIONS    2
ARTICLE 2 PURCHASE AND SALE    21
2.1    Purchase and Sale of Initial KKR Assets    21
2.2    Consideration    22
2.3    Closing Payment    22
2.4    Closing Statement    22
2.5    Closing    22
2.6    Post-Closing Adjustment    22
2.7    Consents    24
2.8    CHK PSA    26
ARTICLE 3 DEVELOPMENT PLAN; DISPUTE RESOLUTION    27
3.1    Development Plan and Budget    27
3.2    Review and Approval    28
ARTICLE 4 APPROVED WELLS; RIGHT TO PARTICIPATE    29
4.1    Well Proposals    29
4.2    Assignment of Approved Wells    31
4.3    Central Production Facilities    31
4.4    Well Facilities and Midstream Facilities    32
4.5    Drainage    32
4.6    Outside Leases    33
4.7    Assignments    33
ARTICLE 5 OPERATIONS; MARKETING    34
5.1    Operating Agreements    34
5.2    Operator    34
5.3    HSE Standards    35
5.4    Operations Standard    35
5.5    Liability of Operator    36
5.6    Rentals, Shut-in Well Payments and Royalties    36
5.7    Insurance    37
5.8    Access to Information    37
5.9    Daily Production Reports    37
5.10    Information Provided by EXCO    37
5.11    Information Maintained by EXCO    38
5.12    Access Rights    39
5.13    Third Party Rights    39
5.14    Marketing    40
5.15    Taxes    41
ARTICLE 6 OFFERS    42
6.1    Well Classification    42
6.2    EXCO Offers    42
6.3    The KKR Parties’ Response to EXCO Offers    43
6.4    The KKR Parties’ Right to Decline    44
6.5    Retained Well Offers    44
6.6    The KKR Parties’ Right to Retain    45
6.7    Transfer of Offer Wells    45
6.8    Allocation of Fair Market Value    46
6.9    Proposed Fair Market Value    46
ARTICLE 7 ACQUIRED INTERESTS    47
7.1    Area of Mutual Interest    47
7.2    Notice of Acquisitions    47
7.3    Election Right    48
7.4    Farmouts    48
7.5    Non-Cash Acquisitions/Package Acquisitions    48
7.6    Exclusions/Operatorship    49
7.7    Independent Expert    50
ARTICLE 8 REPRESENTATIONS, WARRANTIES AND AGREEMENTS    50
8.1    Representations and Warranties    50
8.2    Representations and Warranties of the Initial KKR Investors    51
8.3    Representations and Warranties of EXCO with Respect to EXCO    53
8.4    Representations and Warranties of EXCO with Respect to Admiral
    Acquisition Sub    55
8.5    Compliance Matters    56
ARTICLE 9 CONDITIONS TO CLOSING    57
9.1    Conditions to Obligations of the KKR Parties to Closing    57
9.2    Conditions to Obligations of EXCO to Closing    57
9.3    Termination    58
ARTICLE 10 INDEMNIFICATION    58
10.1    Indemnification of KKR Parties by EXCO    58
10.2    Indemnification of EXCO by KKR Parties    59
10.3    Indemnification Procedures    59
ARTICLE 11 TRANSFER    61
11.1    Transfer    61
11.2    Tag Along Right    61
11.3    Right of First Offer    62
ARTICLE 12 NOTICES    63
12.1    Notices    63
12.2    Daily Notices    64
ARTICLE 13 TERMINATION AND REMEDIES    65
13.1    Term    65
13.2    Notice of Default; Remedies    65
13.3    Effect of Termination    65
ARTICLE 14 MISCELLANEOUS    65
14.1    Entire Agreement    65
14.2    Amendments    66
14.3    Waiver    66
14.4    KKR Representative    66
14.5    Applicable Law; Venue    66
14.6    Jury Waiver    67
14.7    Reciprocal Liens.    68
14.8    Expenses    68
14.9    Payments    68
14.10    Limitation on Damages    68
14.11    Relationship of Parties    68
14.12    Severability    68
14.13    Covenants Running with Lands    69
14.14    Timing    69
14.15    Successors and Assigns    69
14.16    Announcements    69
14.17    Confidentiality    69
14.18    No Recourse    69
14.19    Further Assurances    70
14.20    Counterpart Execution    70
14.21    Memorandum of Agreement    70
14.22    References and Construction    70

Exhibits and Schedules
Exhibit A        Area of Mutual Interest Area
Exhibit B        List of Area 1 Leases
Exhibit C        EXCO Assignment
Exhibit D-1        List of Outside Non-Core Leases, Non-Core Units and Retained Tracts
Exhibit D-2        List of Farmout Leases
Exhibit E        KKR Assignment
Exhibit F        Farmout Agreement
Exhibit G        Existing Wells
Exhibit H        PV-10 Value
Exhibit I        Initial Development Plan
Exhibit J-1        Representative Artificial Lift AFE
Exhibit J-2        Representative D&C AFE
Exhibit K        Form of EXCO Area 1 Assignment
Exhibit L-1        Form of EXCO Farmout Assignment
Exhibit L-2        Form of EXCO Non-Core Well Assignment
Exhibit M        Assets Operating Agreement
Exhibit N        Insurance
Exhibit O        Form of Third Party Rights Waiver
Exhibit P        Form of KKR Parties Approved Wells Assignment
Exhibit Q        Form of Share Assignment
Exhibit R        Tax Partnership Agreement
Exhibit S        Memorandum of Agreement
Schedule 1.1        KKR Parties; Proportionate Share
Schedule 1.2        KKR Knowledge Persons
Schedule 5.10        EXCO Provided Information
Schedule 14.9        Bank Account Information

PARTICIPATION AGREEMENT
THIS PARTICIPATION AGREEMENT is made and entered into this 31st day of July, 2013 (the “Execution Date”) by and between Admiral A Holding L.P., a Delaware limited partnership (“Admiral A”), Admiral B Holding L.P., a Delaware limited partnership (“Admiral B”), and EXCO Operating Company, LP, a Delaware limited partnership (“EXCO”). Capitalized terms used herein that are not defined in the other provisions of this Agreement have the respective meanings set forth in Article 1. Each of Admiral A and Admiral B are sometimes referred to herein individually as an “Initial KKR Investor” and collectively as the “Initial KKR Investors”.
RECITALS
A.    EXCO and Chesapeake Exploration L.L.C., an Oklahoma limited liability company (“CHK”), are parties to that certain Purchase and Sale Agreement dated as of July 2, 2013 (as amended, the “CHK PSA”), pursuant to which EXCO will purchase from CHK all of CHK’s right, title and interest in and to the Oil and Gas properties covering the lands covered by the Area 1 Leases and the Outside Non-Core Leases, subject to any exclusions set forth in the CHK PSA (such lands, subject to such exclusions, the “CHK Area”).
B.    Prior to the closing of the transactions contemplated by the CHK PSA (the “CHK Closing”), EXCO and CHK will identify the Existing Wells included within, or spud on, the CHK Area or lands pooled therewith.
C.    At the CHK Closing, subject to the terms of the CHK PSA, CHK shall assign to EXCO by Assignments and Bills of Sale substantially in the form attached as Exhibit C: (i) 100% of the CHK Interest in and to (A) the Existing Wells and (B) the Oil and Gas leases described in Exhibit D-1, to the extent such Oil and Gas leases are located within the units and/or retained tract areas described in Exhibit D-1 (the CHK Interest in and to such leases to the extent within such units, other than the Existing Wells, the “Outside Non-Core Leases”); and (ii) 50% of the CHK Interest in and to all Area 1 Leases (collectively, the “EXCO Assignment”).
D.    Subject to the terms of this Agreement, at the CHK Closing, CHK shall assign to Admiral Acquisition Sub by Assignments and Bills of Sale substantially in the form attached as Exhibit E 50% of the CHK Interest in and to all Area 1 Leases (collectively, the “KKR Assignment”).
E.    Contemporaneously with the CHK Closing, CHK and EXCO will enter into a Farmout Agreement substantially in the form attached as Exhibit F (the “Farmout Agreement”), pursuant to which EXCO and, subject to and upon the terms and conditions of this Agreement, the KKR Parties will have certain rights to farm in to the Oil and Gas leases described on Exhibit D-2, but excluding the Existing Wells (subject to such exclusion and to the extent subject to the Farmout Agreement, the CHK Interest in and to such leases the “Farmout Leases” and together with the Outside Non-Core Leases, the “Outside Leases”).
F.    Contemporaneously with the CHK Closing, the Initial KKR Investors shall acquire all of the equity interests of Admiral Acquisition Sub.
G.    The Initial KKR Investors and EXCO desire to enter into this Agreement to govern their rights and obligations with respect to the acquisition and development of the (i) Area 1 Leases and (ii) the Outside Leases.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Initial KKR Investors and EXCO hereby agree as follows:
AGREEMENT
ARTICLE 1
DEFINITIONS
When not otherwise defined in the body of this Agreement, the following terms will have the below defined meaning:
“AAA” means the American Arbitration Association.
“Access Damages” has the meaning set forth in Section 5.14.
“Access Gathering Agreement” means the gas gathering agreement between Chesapeake Energy Marketing, Inc., Chesapeake Operating, Inc., Chesapeake Exploration, L.L.C. and Mockingbird Midstream Gas Services, L.L.C., dated effective as of July 1, 2012.
“Acquired Interest” has the meaning set forth in Section 7.1.
“Acquiring Party” has the meaning set forth in Section 7.1.
“Adjustment Amount” means an amount equal to: (i) 50% of the Area 1 Defect Recovery Amount (except to the extent relating to a Subject Required Consent Lease where the KKR Share is not conveyed to Admiral Acquisition Sub or any Other Admiral Sub (the “Excluded Lease Defect Amount”)); plus (ii) 50% of the Allocated Value of the PUD locations associated with any Existing Wells spud on such PUD locations in Area 1 during the period from April 1, 2013 through the CHK Closing (except to the extent relating to a Subject Required Consent Lease unobtained before the CHK Closing), plus (iii) the Consent Lease Deduction if the consent to the Initial KKR Transfer of the Subject Required Consent Lease has not been obtained prior to the CHK Closing.
“Admiral A” has the meaning set forth in the Preamble.
“Admiral B” has the meaning set forth in the Preamble.
“Admiral Acquisition Sub” means Admiral Acquisition Sub LLC, a series Delaware limited liability company and wholly-owned subsidiary of EXCO, which entity shall be permitted to designate more than one series of limited liability company interests under Section 18-215 of the Delaware Limited Liability Company Act formed for the purpose of acquiring the Initial KKR Assets under the CHK PSA at the CHK Closing.
“Admiral Acquisition Sub 1” means Admiral Acquisition Sub 1 LLC, a series Delaware limited liability company and wholly-owned subsidiary of EXCO, which entity shall be formed for the purpose of acquiring the assets affected by a Required Consent that is obtained following the CHK Closing.
“Admiral Acquisition Sub 2” means Admiral Acquisition Sub 2 LLC, a series Delaware limited liability company and wholly-owned subsidiary of EXCO, which entity shall be formed for the purpose of acquiring the assets affected by a Required Consent that is obtained following the CHK Closing.
“Admiral Acquisition Sub 3” means Admiral Acquisition Sub 3 LLC, a series Delaware limited liability company and wholly-owned subsidiary of EXCO, which entity shall be formed for the purpose of acquiring the assets affected by a Required Consent that is obtained following the CHK Closing.
“AFE” means any authorization for expenditure under an Operating Agreement.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such specified Person through one or more intermediaries or otherwise.
“Agreement” means this Agreement, inclusive of all exhibits and attachments, as the same may be modified or amended from time to time.
“Allocated Value” has the meaning set forth in the CHK PSA.
“AMI Offer Notice” has the meaning set forth in Section 7.2.
“AMI Offered Interest” has the meaning set forth in Section 7.2.
“Approved Area 1 Well” has the meaning set forth in Section 4.2(a).
“Approved Farmout Well” has the meaning set forth in Section 4.2(b).
“Approved Non-Core Well” has the meaning set forth in Section 4.2(c).
“Approved Outside Well” has the meaning set forth in Section 4.2(c).
“Approved Wells” mean the Approved Area 1 Wells, the Approved Outside Wells and any Third Party Wells in which both Drilling Parties participate in accordance with Section 4.1(f).
“Area 1” means the lands covered by the Area 1 Leases or lands pooled therewith.
“Area 1 Assets” means the Area 1 Leases and Area 1 Wells.
“Area 1 Assignment” has the meaning set forth in Section 4.2(a).
“Area 1 Defect Recovery Amount” means an amount equal to (a) the amount finally determined to be the value of all Environmental Defects and Title Defects that is paid to EXCO from the escrow account or by CHK (in each case) in accordance with the CHK PSA, multiplied by (b) a fraction, the numerator of which is the value attributable to all Environmental Defects and Title Defects (offset by any Title Benefits in accordance with the CHK PSA but without the application of the CHK Deductible to such Environmental Defects and Title Defects) to the extent attributable to the Area 1 Assets and which value is finally determined under the CHK PSA and the denominator of which is the value attributable to all Environmental Defects and Title Defects (offset by any Title Benefits in accordance with the CHK PSA but without the application of the CHK Deductible to such Environmental Defects and Title Defects) and which value is finally determined under the CHK PSA.
“Area 1 Development Period” means the period from the Closing Date until the first to occur of (i) the fifth anniversary of the Closing Date and (ii) such time as EXCO has Drilled, Completed and Equipped (or participated with a Third Party, so long as EXCO is the Operator, to Drill, Complete and Equip) 240 Wells on the Area 1 Leases.
“Area 1 Leases” means the CHK Interest in and to Oil and Gas leases described on Exhibit B, and any lands pooled or unitized therewith, but excluding (i) the Existing Wells and (ii) any Lease that is excluded from the transaction contemplated hereby pursuant to Section 2.7(e) or Section 2.7(f).
“Area 1 Well” means any Well located on an Area 1 Lease, other than an Existing Well.
“Artificial Lift AFE” means, with respect to any well, one or more authorizations for expenditure for the installation of artificial lift and either the allocated portion of Field Electrification Facilities or well electrification for such well substantially in the form attached as Exhibit J-1.
“Artificial Lift Value” has the meaning set forth in Exhibit H.
“Asset Taxes” has the meaning set forth in Section 5.15(c).
“Assets” means the Leases and Approved Wells, excluding, for the avoidance of doubt, the Existing Wells and Wells not constituting Approved Wells.
“Assets Operating Agreement” has the meaning set forth in Section 5.1.
“Barrel” means a volume measure of 42 U.S. gallons.
“Base Purchase Price” has the meaning set forth in Section 2.2.
“BOPD” means Barrels of oil per day.
“Business Day” means any calendar day except Saturdays, Sundays and U.S. federal holidays.
“Capital Operations” means any material capital operation, including Drilling, Completing (including temporary abandonment or plugging and abandonment of a well), Equipping, installation of artificial lift, seismic, leasing, gathering and midstream projects, but excluding Special Projects.
“Cash Value” has the meaning set forth in Section 7.3(a).
“Central Production Facilities” means field production facilities that are utilized for more than one well, other than Field Electrification Facilities.
“Change in Control” means (a) any direct or indirect change in Control of a Party (whether through merger, sale of shares or other equity interests, or otherwise), through a single transaction or series of related transactions, from one or more transferors to one or more transferees and (b) with respect to any KKR Investor, any event that causes such KKR Investor to no longer be a KKR Managed Entity; provided that for purposes hereof none of the following shall constitute a Change in Control: any change in Control of a Party (i) resulting from a management-led buyout of the public share ownership of such Party or its ultimate parent and the conversion of such Party or its ultimate parent (as applicable) to a privately-held company, (ii) resulting in ongoing control by an Affiliate that is wholly-owned by the ultimate parent company of such Party, (iii) resulting from the Transfer of equity in any KKR Managed Entity to any other KKR Managed Entity, or (iv) created by a Change in Control of the ultimate parent entity of EXCO (except that a Change in Control of the ultimate parent entity of EXCO (other than as described in clauses (i) or (ii) above) will be deemed a “Change in Control” of EXCO solely for the purposes of Section 4.1(b)).
“CHK” has the meaning set forth in the Recitals.
“CHK Area” has the meaning set forth in the Recitals.
“CHK Closing” has the meaning set forth in the Recitals.
“CHK Deductible” means the Aggregate Defect Threshold (as defined in the CHK PSA).
“CHK Interest” means (i) with respect to any Area 1 Lease, all of CHK’s right, title and interest in and to such Area 1 Lease as of the CHK Closing (prior to giving effect to the EXCO Assignment and the KKR Assignment), (ii) with respect to any Outside Non-Core Lease or Non-Core Well, all of CHK’s right, title and interest in and to such Outside Non-Core Lease and/or Non-Core Well as of the CHK Closing (prior to giving effect to the EXCO Assignment), and (iii) with respect to any Farmout Lease or Farmout Well, all of CHK’s right, title and interest in and to such Farmout Lease and/or Farmout Well to which EXCO and, to the extent of any assignment to the KKR Parties of an interest in the Farmout Agreement attributable to such Farmout Lease or Farmout Well, the KKR Parties are entitled under the Farmout Agreement (subject to the CHK Override and CHK Participation Right).
“CHK Override” means the 2.0% overriding royalty interest reserved, or to be reserved, by CHK in the Farmout Wells and in Farmout Leases (and lands pooled therewith) within the associated units for such Wells, in each case, pursuant to the terms of the Farmout Agreement.
“CHK Participation Right” has the meaning set forth in Section 4.6(c).
“CHK PSA” has the meaning set forth in the Recitals.
“Claim Notice” has the meaning set forth in Section 10.3(b).
“Closing” has the meaning set forth in Section 2.5.
“Closing Date” has the meaning set forth in Section 2.5.
“Closing Statement” has the meaning set forth in Section 2.4.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Salt Water Disposal System” means a salt water disposal system that has (or is required to have) a permit for a commercial salt water disposal system from the Texas Railroad Commission and infrastructure necessary to tie-in any such salt water disposal system to the Approved Wells.
“Committed Wells” means an Offer Well that, as of the date of determination, (i) has been Online Producing for at least 75% of the prior 365 days, other than an Uncertainty Well that is an Uncertainty Well because of one or more of the criteria set forth in the clause (ii) through (v) of the definition of Uncertainty Well is applicable or (ii) the Drilling Parties have agreed to plug and abandon.
“Completed Lateral” means the portion of the wellbore with respect to which fracture stimulation has been completed from the first perforation depth to the last perforation depth.
“Completing” (and any derivative of such term) means any activity related to (i) completing a well, including installation of production casing, conducting fracture stimulation and drilling out of fracture plugs, (ii) temporary plugging and abandonment of a well, or (iii) to the extent required, permanent plugging and abandonment of a well, including restoring and reseeding of the well location and any associated roads as required by regulation.
“Consent Lease Deduction” means an amount equal to $35,564,280 (which represents (i) 50% of the amount withheld from the CHK Closing attributable to the Subject Required Consent Lease, less (ii) the sum of the Allocated Values of any Existing Wells associated with such Subject Required Consent Lease).
“Consent Period” has the meaning set forth in Section 2.7(c).
“Consultant” has the meaning set forth in Section 2.6(b).
“Control” and “Controlled by” mean the ability (directly or indirectly through one or more intermediaries) to direct or cause the direction of the management or affairs of a Person, whether through the ownership of voting interests, by contract or otherwise.
“Controlling Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls such specified Person through one or more intermediaries or otherwise.
“D&C AFE” means one or more authorization for expenditure for the Drilling, Completing and Equipping of a Well, substantially in the form attached as Exhibit J-2.
“Delegated Matters” has the meaning set forth in Section 14.4.
“Development Plan” has the meaning set forth in Section 3.1.
“Development Plan Update” means the applicable Next Quarter Detail Plan and the Quarter 2-4 Scoping Plan.
“Diligence Review” has the meaning set forth in Section 2.8(b).
“Disputed Matter” has the meaning set forth in Section 6.9(a).
“Drill, Complete and Equip” or “Drilled, Completed and Equipped” means, with respect to any well, completion of such Drilling, Completing and Equipping activities as are required for such well to produce oil or gas in paying quantities through the outlet of the Well Facilities.
“Drilling” (and any derivative of such term) means any activity related to moving in, rigging up, drilling, logging and testing a well, including: constructing and upgrading access roads, obtaining and preparing the drillsite, obtaining permits and division order or drill site title opinions, obtaining drilling contractor services and consultants necessary for the drilling of a well, obtaining mud, chemicals, pipe and supplies, and any other activities related to the foregoing.
“Drilling Capital Return Amount” means, as determined on any day for an EXCO Offer or a First Year Retained Well Offer, an amount equal to the positive difference of: (i) 1.20, multiplied by the Total Invested Capital for all Committed Wells or Retained Wells included in such EXCO Offer or First Year Retained Well Offer, as applicable; less (ii) the KKR Net Proceeds attributable to all such Committed Wells or Retained Wells included in such EXCO Offer or First Year Retained Well Offer, as applicable (excluding, for the avoidance of doubt, any value, amount or expense attributable to any interest retained by the KKR Parties pursuant to the KKR Right to Retain).
“Drilling Parties” means, on the one hand, EXCO and on the other hand, the KKR Parties.
“Eagle Ford Formation” means the interval below the base of the Austin Chalk (5,512 feet) and above the top of the Buda Lime (5,744 feet) as seen in the Traylor North #1 H, API #42507327460000 in Zavala County, Texas.
“Eagle Ford Oil Price” means the 12-month forward looking daily settlement prices for “NYMEX Light Sweet Crude Oil (WTI) Futures Contract”, adjusted for EXCO’s average realized differential for production from the Eagle Ford Formation for the preceding three-month period or, if oil production from a proposed well is subject to a marketing contract for such 12-month period, the differential provided under such marketing contract.
“EIGF Credit Agreement” means a credit agreement or other similar financing agreement among KKR Associates EIGF GP, L.P. or an affiliate fund as borrower and other parties party thereto, JPMorgan Chase Bank N.A., in its capacity as administrative agent, collateral agent and letter of credit issuing bank and certain other banks, financial institutions and other lending institutions from time to time party thereto, such agreement as amended, modified, amended and restated or otherwise supplemented or replaced from time to time.
“Elect” or “Election” means a written response by a KKR Party to an AFE under this Agreement, or the act by a KKR Party of responding to an AFE under this Agreement.
“Environmental Defects” has the meaning set forth in the CHK PSA; provided that the term “Environmental Defects” as used in this Agreement shall not include any Environmental Defect under the CHK PSA that does not exceed the Individual Defect Threshold applicable thereto.
“Equipping” (and any derivative of such term) means, with respect to any well, any activity related to equipping such well, including installing tubing and any other equipment or taking any other activities required to bring such well to first sale, including installing Well Facilities, and (solely to the extent that the costs of such allocable portion of the installation is set forth on the applicable D&C AFE) Central Production Facilities, but excluding installing any Midstream Facilities. For the avoidance of doubt, other than costs of the allocable portion of such Central Production Facilities as set forth on the applicable D&C AFE, the installation of Central Production Facilities is not included in Equipping and the KKR Parties shall not be responsible for paying any costs with respect to the installation of such Central Production Facilities.
“Equity Ownership Share” has the meaning set forth in the definition of Share Assignment.
“Estimated Adjustment Amount” has the meaning set forth in Section 2.4.
“Excluded Lease Defect Amount” has the meaning set forth in the definition of Adjustment Amount.
“EXCO” has the meaning set forth in the Preamble.
“EXCO Assignment” has the meaning set forth in the Recitals.
“EXCO Consent Lease” means any Area 1 Lease subject to a Required Consent for which such Required Consent has been obtained solely as to the Initial KKR Transfer of such Area 1 Lease.
“EXCO Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of July 31, 2013, among EXCO Resources, Inc., certain of its subsidiaries, the lender parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, such agreement, as amended, modified, amended and restated or otherwise supplemented or replaced from time to time.
“EXCO Indemnified Parties” has the meaning set forth in Section 10.2.
“EXCO Net Mineral Acres” means (i) the number of gross acres in the land covered by the Area 1 Leases, multiplied by (ii) the undivided mineral interest in such lands covered by the Area 1 Leases, multiplied by (iii) EXCO’s Working Interest in the Area 1 Leases (excluding (a) the effect of any assignment of an Incremental Share in any Well to the KKR Parties and (b) any assignment of EXCO’s interest in any Existing Well or any Well that is not an Approved Well, in the case of clause (a) and (b), in calculating such Working Interest).
“EXCO Offer” has the meaning set forth in Section 6.2.
“Execution Date” has the meaning set forth in the Preamble.
“Existing Equipment” means CHK’s right, title and interest (prior to giving effect to the EXCO Assignment) in and to the infrastructure, equipment and other personal property located on or near the wellpad of the Existing Wells, including the wellpads of such Existing Wells.
“Existing Marketing Agreements” means (i) the Crude Oil Purchase Contract between EXCO and Chesapeake Energy Marketing, Inc., dated as of the CHK Closing and (ii) the Base Contract for Sale and Purchase of Natural Gas between EXCO and Chesapeake Energy Marketing, Inc. dated as of September 1, 2009 and the Transaction Confirmation #7 thereunder dated as of the CHK Closing.
“Existing Wells” means CHK’s right, title and interest (prior to giving effect to the EXCO Assignment) in (i) the Wells described in Exhibit G and (ii) any Well otherwise spud on the CHK Area or lands pooled therewith prior to the CHK Closing and purchased by EXCO under the CHK PSA and (in each case) the Existing Equipment related to such Wells.
“Fair Market Value” means, as determined on any day for an EXCO Offer, First Year Retained Well Offer or Retained Well Offer, an amount equal to the average of the (i) PV-10 Value of the Proved Developed Producing Reserves and the (ii) PV-10 Value of the Probable Developed Producing Reserves, which will include Artificial Lift Value, if applicable, attributable to the KKR Parties’ right, title and interest in and to all of the Offer Wells included in such EXCO Offer, First Year Retained Well Offer or Retained Well Offer, as applicable, as of the end of the Quarter immediately prior to the EXCO Offer, First Year Retained Well Offer or Retained Well Offer, as applicable, for such Wells pursuant to Section 6.2 (excluding, for the avoidance of doubt, any value, amount or expense attributable to any interest retained by the KKR Parties pursuant to the KKR Right to Retain).
“Farmout Agreement” has the meaning set forth in the Recitals.
“Farmout Assignment” has the meaning set forth in Section 4.2(b).
“Farmout Leases” has the meaning set forth in the Recitals.
“Farmout Well” means any Well located on a Farmout Lease or lands pooled or unitized therewith, other than an Existing Well, to be Drilled pursuant to the Farmout Agreement.
“Field Electrification Facilities” means electrification facilities used for more than one well.
“Final Settlement Date” has the meaning set forth in Section 2.6(a).
“Final Statement” has the meaning set forth in Section 2.6(a).
“First Offer Year” means the period of time covered by the first four Quarters during the Offer Period.
“First Production Year” has the meaning set forth in Section 3.1(a).
“First Year Amount” means an amount equal to: (i) 1.20, multiplied by the Total Invested Capital for all Offer Wells located in Area 1 included in the first four EXCO Offers; less (ii) the KKR Net Proceeds attributable to such Offer Wells (excluding, for the avoidance of doubt, any value, amount or expense attributable to any interest retained by the KKR Parties pursuant to the KKR Right to Retain).
“First Year Retained Well Offer” has the meaning set forth in Section 6.5.
“Good Cause” has the meaning set forth in Section 5.2(b).
“GOR” means Gas/Oil Ratio, expressed in SCF/Barrel.
“Governmental Authority” means any nation or state and any political subdivision thereof and any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.
“Governmental Official” means (i) any officer or employee of a Governmental Authority or any public international organization; (ii) any physical person acting in an official capacity for or on behalf of a Governmental Authority or any public international organization; (iii) any candidate for a political office; or (iv) any political party or official thereof.
“Hedges” has the meaning set forth in Section 6.7(a).
“HSE” has the meaning set forth in Section 5.3.
“HSE Program” has the meaning set forth in Section 5.3.
“Incremental Share” means 25% of the CHK Interest in and to an Approved Area 1 Well.
“Indemnified Party” has the meaning set forth in Section 10.3(a).
“Indemnifying Party” has the meaning set forth in Section 10.3(a).
“Individual Benefit Threshold” has the meaning set forth in the CHK PSA.
“Individual Defect Threshold” has the meaning set forth in the CHK PSA.
“Initial KKR Assets” has the meaning set forth in Section 2.1.
“Initial KKR Investors” has the meaning set forth in the Preamble.
“Initial KKR Transfer” has the meaning set forth in the definition of KKR Transfer.
“Interference” means, for any Offer Well, a 25% increase in the water production of such Offer Well following fracture stimulation operations on any well within 2,000 feet on a 45 degree East of North Azimuth of such Offer Well.
“KFH Real Asset Holdings Credit Agreement” means that certain Credit Agreement dated as of February 27, 2013, among KFH Real Asset Holdings LP, a Delaware limited partnership as borrower, JPMorgan Chase Bank, N.A., in its capacity as administrative agent, collateral agent and letter of credit issuing bank and certain other banks, financial institutions and other lending institutions from time to time party thereto, such agreement, as amended, modified, amended and restated or otherwise supplemented or replaced from time to time.
“KKR” means Kohlberg Kravis Roberts & Co. L.P., a limited partnership formed and existing under the Laws of Delaware.
“KKR Assignment” has the meaning set forth in the Recitals.
“KKR Credit Agreements” means the KKR Real Asset Holdings Credit Agreement, the KFH Real Asset Holdings Credit Agreement and the EIGF Credit Agreement.
“KKR Indemnified Parties” has the meaning set forth in Section 10.1.
“KKR Investors” means (i) the Initial KKR Investors; (ii) from and after the Closing, Admiral Acquisition Sub; (iii) from and after a transfer of the Other Admiral Sub Equity Interest in the applicable Other Admiral Sub, such Other Admiral Sub and (iv) any permitted successor and/or assign of a KKR Investor that is a KKR Managed Entity.
“KKR Managed Entity” means any investment fund or its subsidiary that is Controlled by KKR.
“KKR Net Proceeds” means (i) for purposes of calculating the First Year Amount with respect to (a) all of the Offer Wells included in an EXCO Offer or (b) all of the Retained Wells included in a First Year Retained Well Offer, and (ii) for purposes of calculating the Drilling Capital Return Amount with respect to (a) all of the Committed Wells included in an EXCO Offer or (b) all of the Retained Wells included in a First Year Retained Well Offer, (1) the aggregate proceeds paid to the KKR Parties on account of production (assuming, for the purposes hereof, that such production is not subject to any Hedges) from such applicable Offer Wells included in the applicable offer or otherwise attributable to the KKR Parties’ interest in such applicable Offer Wells included in the applicable offer (including the KKR Parties’ Proportionate Share of the insurance proceeds and proceeds from the sale of any equipment, in each case, attributable to such applicable Offer Wells included in the applicable offer and paid to the KKR Parties) less (2) all amounts paid by the KKR Parties for all lease operating expenses, insurance carried by EXCO pursuant to Section 5.7 or which the KKR Parties elect to provide for themselves (up to the amount of the premiums for such insurance offered by EXCO pursuant to Section 5.7), marketing fees, transportation charges, workover costs and charges, production, severance, ad valorem, property and similar taxes and all other expenses paid by the KKR Parties under this Agreement or the applicable Operating Agreement, (in each case with respect to this clause (2)) that (A) relate to the Operation of such applicable Offer Wells included in the applicable offer, (B) are attributable to the KKR Parties’ interest in such applicable Offer Wells included in the applicable offer, and (C) do not constitute any amounts paid by the KKR Parties in respect of any D&C AFE or Artificial Lift AFE. “KKR Net Proceeds” shall not include any costs or proceeds attributable to (aa) the acquisition of the KKR Parties’ interest in the Leases, (bb) the costs to acquire any Midstream Facilities, (cc) Hedges on the KKR Parties’ interest in the Offer Wells, (dd) any costs to acquire any Acquired Interests, (ee) any lease maintenance costs or extension payment or (ff) any costs associated with future seismic licenses.
“KKR Parties” means, from and after the Closing, the KKR Investors that, from time to time, hold a direct Working Interest in the Assets, and “KKR Party” means any of them.
“KKR Real Asset Holdings Credit Agreement” means that certain Credit Agreement dated as of February 27, 2013, among KKR Real Asset Holdings LP, a Delaware limited partnership as borrower, JPMorgan Chase Bank, N.A., in its capacity as administrative agent, collateral agent and letter of credit issuing bank and certain other banks, financial institutions and other lending institutions from time to time party thereto, such agreement, as amended, modified, amended and restated or otherwise supplemented or replaced from time to time.
“KKR Representative” has the meaning set forth in Section 14.4.
“KKR Retained Interest” has the meaning set forth in Section 6.6.
“KKR Right to Decline” has the meaning set forth in Section 6.4.
“KKR Right to Retain” has the meaning set forth in Section 6.6.
“KKR Share” means (i) for all Area 1 Leases, 50% of the CHK Interest in and to the Area 1 Leases, (ii) for an Approved Area 1 Well, 75% of the CHK Interest in and to such Approved Area 1 Well, (iii) for an Approved Farmout Well, 75% of the CHK Interest in and to such Approved Farmout Well and the unit formed (or contemplated by the Farmout Agreement) for such Approved Farmout Well and (iv) for an Approved Non-Core Well, 75% of the CHK Interest in and to such Approved Non-Core Well; provided that if EXCO acquires all of the KKR Parties’ interest in an Approved Well in accordance with Article 6, then the KKR Share shall be reduced to 0% or, if the KKR Parties exercise the KKR Right to Retain in connection with such acquisition by EXCO, then the KKR Share shall be the percentage interest (up to 15%) of the KKR Parties’ collective interest in and to such group of Offer Wells in an EXCO Offer that the KKR Parties have elected to retain in connection with their exercise of the KKR Right to Retain; provided further that if the KKR Parties Elect to participate in an Approved Well on an EXCO Consent Lease, the KKR Share in such Approved Well shall equal 50% of the CHK Interest in and to such EXCO Consent Lease.
“KKR Transfer” means any Transfer (i) by CHK to Admiral Acquisition Sub or any Other Admiral Sub of the KKR Share in and to any Area 1 Lease (the “Initial KKR Transfer”), (ii) by EXCO to the KKR Parties of the Incremental Share in and to any Area 1 Well, (iii) by EXCO to the KKR Parties of 75% of the CHK Interest in and to an Outside Well and (iv) by any KKR Party to another KKR Party or to a KKR Managed Entity or (v) by the KKR Parties to EXCO (in each case) of any interest in any of the Assets.
“Knowledge” means (i) with respect to EXCO, the actual knowledge of the officers and employees of EXCO or its Affiliates listed in Schedule 1.2B of the CHK PSA (after reasonable due inquiry) and (ii) with respect to the KKR Investors, the actual knowledge of the officers and employees of such KKR Investor or its Affiliates or RPM Energy Management, LLC listed in Schedule 1.2 (after reasonable due inquiry).
“Laws” means all applicable statutes, writs, laws, rules, regulations, ordinances, orders, judgments, injunctions, awards, determinations or decrees of a Governmental Authority.
“Leases” means the Area 1 Leases, the Outside Leases and any Acquired Interests.
“Liabilities” has the meaning set forth in Section 10.3(g).
“Material Third Party Rights” means any preferential purchase right, right of first refusal, Required Consent or maintenance of uniform interest requirement pertaining to a Transfer of an interest in a Lease or a Well.
“Midstream Facilities” means (i) any Commercial Salt Water Disposal System and (ii) any gas gathering facilities, oil gathering facilities or other similar facilities that are downstream of the Well Facilities to the point of sale or custody transfer to a Third Party gathering system, including any Existing Equipment.
“Monthly Invoice” has the meaning set forth in Section 4.1(e).
“Next Quarter” has the meaning set forth in Section 3.1(c).
“Next Quarter Detail Plan” has the meaning set forth in Section 3.1(c).
“Non-Acquiring Party” has the meaning set forth in Section 7.2.
“Non-Transferring Party” has the meaning set forth in Section 11.2(a).
“Non-Core Assets” means the Outside Non-Core Leases and the Non-Core Wells.
“Non-Core Well” means any Well located on an Outside Non-Core Lease or lands pooled or unitized therewith, other than an Existing Well.
“Non-Core Well Assignment” has the meaning set forth in Section 4.2(c).
“OFAC” means the U.S. Office of Foreign Assets Control.
“Offer Period” means the period beginning with the Quarter immediately following the First Production Year until such time as EXCO has offered to purchase the KKR Parties’ interest in each of the Offer Wells that are Drilled, Completed and Equipped during the Area 1 Development Period.
“Offer Well” means, as of the date of determination, any Approved Well that (i) has commenced production of Oil and Gas at least 365 days prior to such date or (ii) the Drilling Parties have agreed to plug and abandon.
“Offered Interest” has the meaning set forth in Section 11.2(b).
“Offeror” has the meaning set forth in Section 11.2(b).
“Oil and Gas” means oil, gas, casinghead gas, gas condensate, and all other liquid or gaseous hydrocarbons and other marketable substances produced therewith.
“Online Producing” means a Well that produces at least 5 BOPD.
“Operating Agreement” means, with respect to any Asset, the Assets Operating Agreement, the Outside Operating Agreement or any Third Party Agreement, as applicable, governing operations of such Asset.
“Operations” means all operations relating to the exploration and development of the Leases.
“Other Admiral Sub” means Admiral Acquisition Sub 1, Admiral Acquisition Sub 2, or Admiral Acquisition Sub 3, as applicable.
“Other Admiral Sub Equity Interest” means all of the limited liability company interests in the applicable Other Admiral Sub.
“Outside Area” means the lands covered by the Outside Leases or lands pooled therewith.
“Outside Leases” has the meaning set forth in the Recitals.
“Outside Non-Core Leases” has the meaning set forth in the Recitals.
“Outside Operating Agreement” has the meaning set forth in Section 4.6(c).
“Outside Well” means a Non-Core Well or a Farmout Well, as the context requires.
“Partnership” means EXCO/HGI Production Partners, L.P., a Delaware limited partnership.
“Partnership Opportunities Provisions” has the meaning set forth in Section 7.1.
“Party” means EXCO, on the one hand, or the KKR Investors, on the other hand, and “Parties” means all of them.
“Party Affiliate” has the meaning set forth in Section 14.18.
“Performance Default” has the meaning set forth in Section 5.4(c).
“Permits” means all authorizations, licenses, permits or certificates issued by a Governmental Authority.
“Permitted Encumbrances” means with respect to any Asset:
(i)    (a) if such Asset is a Farmout Lease or Farmout Well, the CHK Override, the CHK Participation Right and the Farmout Agreement, and (b) if such Asset is an Area 1 Lease, Area 1 Well, Outside Non-Core Lease or Non-Core Well, the CHK PSA;
(ii)    liens for Taxes for which payment is not due or which are being contested in good faith by appropriate proceedings;
(iii)    liens of mechanics, materialmen, warehousement, landlords, vendors and carriers and any similar liens arising by operation of Law which, in each instance, arise in the ordinary course of business for sums not yet due or that are being contested in good faith by appropriate proceedings;
(iv)    easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that do not individually or in the aggregate, adversely interfere with the operation, value or use of such Asset;
(v)    all rights reserved to or vested in any Governmental Authority to control or regulate such Asset in any manner, and all Laws, rules and orders of a Governmental Authority;
(vi)    all rights to consent by, required notices to, filings with or other actions by Governmental Authorities in connection with the sale, disposition, transfer or conveyance of federal, state, tribal or other governmental Oil and Gas leases or interests therein or related thereto, or the Transfer of operations of such Assets, where the same are customarily obtained subsequent to the Transfer of such Oil and Gas leases or interests therein, or such operations;
(vii)    non-governmental Third Party consents and preferential rights to purchase;
(viii)    the applicable Operating Agreement;
(ix)    the Existing Marketing Agreements, the Access Gathering Agreement and any marketing agreement entered into by EXCO in accordance with Section 5.14;
(x)    this Agreement;
(xi)    the Surface Use Agreement, dated as of July 31, 2013, by and between EXCO and KM Ranch Properties, Ltd.;
(xii)    liens which shall be released in accordance with Section 5.13(b);
(xiii)    any unit or pooling designation and/or agreement relating to any unit or pooled area formed for any Approved Well; and
(xiv)    any other encumbrances to which the applicable assignee has agreed to in writing.
“Permitted Pledge” means the pledge, hypothecation or other voluntary encumbrance of a Party’s direct interest in the Assets; provided that (i) each pledge, hypothecation or encumbrance of a Party’s direct interest in the Assets complies with the applicable Operating Agreement and Section 14.7, and (ii) with respect to each pledge, hypothecation or other voluntary encumbrance, any Transfer in connection with a secured party’s exercise of remedies under such pledge, hypothecation or encumbrance is subject to the other Party’s rights under this Agreement.
“Person” means any person, entity, partnership, joint venture, limited liability company, corporation or other form of enterprise.
“Probable Developed Producing Reserves” means, with respect to any Well, those Oil and Gas reserves, estimated to be more likely than not (being at least a 50% probability that the reserves actually recovered will equal or exceed the estimate) to be recovered from the then currently producing zones through the wellbore of such Well under operating methods and economic conditions as described in Exhibit H.
“Proved Developed Producing Reserves” means, with respect to any Well, those Oil and Gas reserves, estimated with reasonable certainty (being at least a 90% probability that the reserves actually recovered will equal or exceed the estimate) to be recovered from the then currently producing zones through the wellbore of such Well under operating methods and economic conditions as described in Exhibit H.
“Producing Oil Trend” means the difference between the flowing 14-day average oil producing rate before and after a Well Event.
“Production Burdens” has the meaning set forth in Section 5.6.
“Prohibited Person” means (i) any Person that has been determined by competent authority to be the subject of a prohibition in any Law administered by OFAC, (ii) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes, (iii) any Person that acts on behalf of or is owned or controlled by the government of a country against which the United States maintains comprehensive economic sanctions or embargoes, (iv) any Person that has been identified on the Annex to Executive Order 13224 or the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time, or (v) any Person that has been designated on any similar list or order published by the United States government.
“Proportionate Share” means, with respect to each KKR Party for a particular Asset, the portion of the KKR Share (expressed as a percentage) owned by such KKR Party in such Asset. As of the Closing, Admiral Acquisition Sub will be the only KKR Party and will have a 100% Proportionate Share. The KKR Parties shall update Schedule 1.1 from time to time by written notice to EXCO to reflect any change in the Proportionate Share of a KKR Party with respect to any Asset(s).
“Proposed Tag-Along Sale” has the meaning set forth in Section 11.2(a).
“PUD” means the development locations described in the CHK PSA.
“Purchase Price” has the meaning set forth in Section 2.2.
“PV-10 Value” means the present value of estimated future Oil and Gas revenues, net of estimated direct expenses, discounted at an annual discount rate of 10%, in each case determined according to the methodology described on Exhibit H.
“Qualifying KKR Approved Wells” means, with respect to the applicable Next Quarter, (i) the total number of wells that meet the Qualifying Well Criteria specified to be drilled for the Next Quarter in the then current Quarter 2-4 Scoping Plan less (ii) the total number of wells (if any) that meet the Qualifying Well Criteria included in the portion of the applicable Next Quarter Detail Plan that has been approved by KKR.
“Qualifying Well” is any Well that:
i.(a) has been approved by the KKR Parties in the Next Quarter Detail Plan (or portion thereof), other than any Well approved by the KKR Parties in the Next Quarter Detail Plan that does not meet the Qualifying Well Criteria if the reason such Well fails to meet the Qualifying Criteria changes after the date of approval by KKR Parties, and (b) if the entire applicable Next Quarter Detail Plan has not been approved by the KKR Parties, is a well meeting the Qualifying Well Criteria to be drilled in such Next Quarter that will not cause the number of Qualifying KKR Approved Wells to be exceeded; or
ii.has been proposed by the KKR Parties pursuant to Section 4.1(c) in which EXCO Elects to participate as provided in such Section.
“Qualifying Well Criteria” means the following criteria:
i.such Well does not have a planned lateral within 500 feet of the Completed Lateral of a Well; provided that the foregoing restriction shall not apply to reasonable deviations of not more than 25 feet and corresponding corrections of the Completed Lateral of the wellbore of any Well;
ii.such Well has a planned orientation inside of a ten degree tolerance range of N 45W (45 degrees West of due North);
iii.such Well has a planned lateral length of at least 5,000 feet from the first perforation depth to the last perforation depth;
iv.such Well is proposed to produce from the Eagle Ford Formation;
v.such Well is located in Area 1;
vi.such Well has not been proposed by a Third Party;
vii.such Well is not subject to Third Party Rights that are Required Consents and which Third Party Rights are not waived by the holder of such rights or the KKR Parties; and
viii.such Well is a Well in which the Drilling Parties together will have a 73.8% (assuming the Drilling Parties have a collective 100% Working Interest) net revenue interest in and to such Well (the “Target NRI”); provided that if the Drilling Parties collectively have less than 100% Working Interest or such Well covers less than 100% of the mineral interest then such Target NRI will be proportionately reduced.
“Quarter” means a consecutive period of three calendar months ending March 31st, June 30th, September 30th or December 31st.
“Quarter 2-4 Scoping Plan” has the meaning set forth in Section 3.1(d).
“Quarterly Meeting” has the meaning set forth in Section 3.2(a).
“Quarterly Operations” means Capital Operations and Special Projects.
“Records” has the meaning set forth in Section 5.11(a).
“Recourse Parties” has the meaning set forth in Section 14.18.
“Required Consent” means a consent or other similar right (including waiver of a maintenance of uniform interest right) that, if not obtained prior to the Transfer of an Area 1 Lease or Area 1 Well, either (i) voids, nullifies or grants a Third Party the right to void an assignment of such Area 1 Lease or Area 1 Well or (ii) terminates the assignor’s interest in such Area 1 Lease or Area 1 Well subject to such consent; provided that, “Required Consent” does not include any consent which by its terms cannot be unreasonably withheld (unless the agreement containing such requirement provides that any assignment without consent will be ineffective or void or will give the other party thereto the right to terminate such agreement).
“Required Consent Lease” means any of the following Oil and Gas leases, each as more particularly described in Exhibit B: TX1250333 and TX42000497-000.
“Reserve Engineer” has the meaning set forth in Section 6.9(a).
“Retained Well Offer” means any independent offer by EXCO to purchase a Retained Well after the First Offer Year.
“Retained Wells” means any Committed Well included in an EXCO Offer with respect to which the KKR Parties exercise their KKR Right to Decline.
“ROFO Offer” has the meaning set forth in Section 11.3(b).
“ROFO Offered Interests” has the meaning set forth in Section 11.3(b).
“Sale Notice” has the meaning set forth in Section 11.3(a).
“SCF” means standard cubic foot.
“Share Assignment” means the assignment to Admiral A and Admiral B of 75% and 25%, respectively (the “Equity Ownership Share”), of the Subject Equity Interest, in substantially the form attached hereto as Exhibit Q.
“Special Projects” means special projects, including spacing tests, microseismic studies or testing of formations other than the Eagle Ford Formation.
“Subject Assets” means (i) any property jointly held by the Drilling Parties and (ii) the Midstream Facilities.
“Subject Equity Interest” has the meaning set forth in Section 2.1.
“Subject Required Consent Lease” means the following Oil and Gas lease, as more particularly described in Exhibit B: TX4870001-000.
“Tag-Along Interest” has the meaning set forth in Section 11.2(c).
“Tag-Along Notice” has the meaning set forth in Section 11.2(b).
“Tag-Along Offer” has the meaning set forth in Section 11.2(b).
“Tag-Along Party” has the meaning set forth in Section 11.2(b).
“Tag-Along Rights” has the meaning set forth in Section 11.2(a).
“Target Net Mineral Acres” means (i) the number of gross acres in the land covered by the Area 1 Leases, multiplied by (ii) the undivided mineral interest in such lands covered by the Area 1 Leases, multiplied by (iii) CHK’s Working Interest in the Area 1 Leases (prior to giving effect to the EXCO Assignment and the KKR Assignment), multiplied by (iv) 50%.
“Target NRI” has the meaning set forth in the definition of Qualifying Well Criteria.
“Tax Partnership” has the meaning set forth in Section 5.15(a).
“Tax Partnership Agreement” means the tax partnership agreement entered into by the Initial KKR Investors and EXCO as of the Closing Date in the form attached hereto as Exhibit R.
“Tax Purposes” has the meaning set forth in Section 5.15(a).
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means all income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, unclaimed property, escheatment, transfer or withholding taxes or other governmental fees or charges imposed by any Governmental Authority, including any interest, penalties or additional amounts that may be imposed with respect thereto, and including any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, or as a transferee or successor or otherwise.
“Term” has the meaning set forth in Section 13.1(a).
“Third Party” means any Person other than a Party or an Affiliate of a Party.
“Third Party Agreement” has the meaning set forth in Section 5.1.
“Third Party Claim” has the meaning set forth in Section 10.3(b).
“Third Party Right” has the meaning set forth in Section 5.13(a).
“Third Party Well” has the meaning set forth in Section 4.1(f).
“Title Benefits” has the meaning set forth in the CHK PSA; provided that the term “Title Benefits” as used in this Agreement shall not include any Title Benefit under the CHK PSA that does not exceed the Individual Benefit Threshold.
“Title Defects” has the meaning set forth in the CHK PSA; provided that the term “Title Defects” as used in this Agreement shall not include any Title Defect under the CHK PSA that does not exceed the Individual Defect Threshold applicable thereto.
“Total Invested Capital” means, as determined on any day for an EXCO Offer or a First Year Retained Well Offer, the sum of the amounts paid by the KKR Parties in respect of all D&C AFEs and all Artificial Lift AFEs for all of the Wells included in such EXCO Offer or First Year Retained Well Offer, as applicable, in each case, regardless of whether such amounts are actually applied to pay the KKR Parties’ interest in such Wells.
“Transaction Documents” has the meaning set forth in Section 5.15(a).
“Transfer” means any sale, assignment, conveyance, transfer or other disposition, voluntary or involuntary, by operation of Law or otherwise, including any Change in Control; provided that a Party’s entry into a Permitted Pledge shall not constitute a Transfer.
“Transfer Effective Date” has the meaning set forth in Section 6.7(a).
“Transferring Party” means any party that intends to Transfer an interest in the Assets to a Third Party.
“Uncertainty Well” means an Offer Well that, as of the date of determination, meets any of the following criteria: (i) has been Online Producing for less than 75% of the prior 365 days; (ii) if such Offer Well has been placed on artificial lift, has less than 90 cumulative days of production on artificial lift; (iii) is temporarily abandoned; (iv) any Offer Well that EXCO, at its sole discretion, designates as an “Uncertainty Well” within the last 90-day period before the date of determination because such well has an offset fracture stimulation planned within 2,000 feet on a 45 degree East of North Azimuth in the Next Quarter (provided that EXCO may make such an election only once for a Well); or (v) exhibits a 20% change in the Producing Oil Trend within the last 90-day period before the date of determination and has not returned to previous trend prior to the date of determination in conjunction with any of the following events or circumstances: (A) Interference from another well, (B) a multi-day shut-in, whether attributable to manual intervention or unscheduled downtime, (C) a 20% change in the GOR trend or (D) evidence of a down hole well issue in such Offer Well (each such event or circumstance in (A)-(D), a “Well Event”); provided that any Offer Well that remains an Uncertainty Well for two consecutive Quarters shall be deemed a Committed Well to be included in the EXCO Offer for Committed Wells for the Quarter immediately following such period.
“Well” means any Oil and Gas well located on one or more Leases or land pooled or unitized therewith that EXCO elects to Drill or participate in the drilling thereof.
“Well Event” has the meaning set forth in the definition of Uncertainty Well.
“Well Facilities” means all flowlines, pipelines, meters, separators, heater-treaters, vapor recovery units, tanks, and any other similar equipment between the wellhead of a well and (i) the outlet valve of the multi-well aggregating gas meter for the facilities (if gas from such well is gathered with gas from other wells, otherwise the individual gas meter) applicable to such well for gas, or (ii) the outlet valves of the oil tank battery and water tank battery of the facilities applicable to such well for oil and water, respectively.
“Working Interest” means with respect to any Lease or Well, the percentage or fractional interest in and to such Lease or Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease or Well, but without regard to the effect of any royalties, overriding royalties, production payments, net profit interests and other similar burdens upon, measured by, or payable out of production therefrom.
ARTICLE 2
PURCHASE AND SALE
2.1    Purchase and Sale of Initial KKR Assets. Subject to the terms and conditions of the CHK PSA, at the CHK Closing, CHK shall sell, assign, transfer and convey to Admiral Acquisition Sub 50% of the CHK Interest in and to all Area 1 Leases (the “Initial KKR Assets”). Upon the terms and subject to the conditions set forth in this Agreement, EXCO shall sell, assign, transfer and convey to each Initial KKR Investor, and each Initial KKR Investor shall purchase and acquire from EXCO, at the Closing, such Initial KKR Investor’s Equity Ownership Share of all of the limited liability company interests in Admiral Acquisition Sub (the “Subject Equity Interest”). The Initial KKR Assets, subject to Section 2.7, shall be transferred to Admiral Acquisition Sub by CHK by delivery of the KKR Assignment at the CHK Closing. Each Initial KKR Investor’s Equity Ownership Share of the Subject Equity Interest shall be transferred to such Initial KKR Investor by delivery of the Share Assignment at the Closing.
2.2    Consideration. In consideration of the purchase of the Subject Equity Interest (and, indirectly, the Initial KKR Assets), Admiral A and Admiral B shall pay to EXCO 75% and 25%, respectively, of $133,000,000 (the “Base Purchase Price”), as adjusted by the Adjustment Amount (the Base Purchase Price, as adjusted, the “Purchase Price”).
2.3    Closing Payment. At Closing, each Initial KKR Investor shall pay to EXCO in cash by wire transfer of immediately available funds an amount equal to its Equity Ownership Share of the Base Purchase Price, as adjusted by the Estimated Adjustment Amount (as provided in Section 2.4).
2.4    Closing Statement. Prior to the Closing Date, EXCO shall prepare and deliver to the Initial KKR Investors a statement (the “Closing Statement”), showing the estimated Adjustment Amount (using actual numbers and amounts where available, and using EXCO’s good faith estimate of other amounts, where actual amounts are not available) (the “Estimated Adjustment Amount”). If the Initial KKR Investors dispute any items in the Closing Statement, the Initial KKR Investors shall so notify EXCO within one Business Day prior to the Closing Date and the Parties shall use their commercially reasonable efforts to agree upon the Closing Statement; provided that in the event the Parties cannot reach agreement prior to Closing with respect to any item, the Closing Statement as submitted by EXCO shall control with respect to such item.
2.5    Closing. The closing of the sale and transfer of the Subject Equity Interest (and, indirectly, the Initial KKR Assets) as contemplated by this Agreement (the “Closing”), shall take place on the same day and at the same location as the CHK Closing or such other location as the Parties may agree, unless the conditions to the obligations of the Parties set forth in Sections 9.1 and 9.2 have not been satisfied or waived by such date, in which case the Closing shall occur on the third Business Day following satisfaction or waiver of the conditions set forth in Sections 9.1 and 9.2 at the offices of Latham & Watkins LLP in Houston, Texas (the date on which the Closing occurs is referred to herein as the “Closing Date”).
2.6    Post-Closing Adjustment.
(a)    On or before the later of (i) 120 days after the Closing Date and (ii) the date on which all Title Defects, Title Benefits and Environmental Defects are finally determined under the CHK PSA, EXCO shall prepare, in accordance with the provisions of this Agreement, and deliver to the Initial KKR Investors, a revised Closing Statement setting forth the final Adjustment Amount as of the Closing Date, which takes into account the value of all finally determined Title Defects, Title Benefits and Environmental Defects and the allocation thereof between the Existing Wells and Area 1 Leases applicable to such Adjustment Amount (the “Final Statement”). The Final Statement shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is 30 days following the Initial KKR Investor’s receipt of such Final Statement unless the Initial KKR Investors deliver a written exception report containing any changes the Initial KKR Investors propose to be made to the Final Statement prior to such date. If the Initial KKR Investors deliver an exception report, as soon as reasonably practicable, but in no event later than 15 days after EXCO receives the Initial KKR Investor’s exception report, the Parties will meet and undertake to agree on the final Adjustment Amount.
(b)    If the Parties fail to agree on the final Adjustment Amount within 30 days after EXCO’s receipt of the Initial KKR Investor’s exception report, then the matters that remain in dispute (and only such matters) may be submitted to a title lawyer (with at least 10 years’ experience in Oil and Gas titles involving properties in Texas) practicing in Texas, in the case of any Title Defect or Title Benefit affecting the Area 1 Leases, or to an environmental expert (with at least 10 years’ experience in environmental matters involving properties located in Texas) selected by the Parties, in the case of an Environmental Defect affecting the Area 1 Leases (each such title attorney or environmental expert, hereinafter, a “Consultant”). In the event the Parties are unable to agree on any Consultant, EXCO, on the one hand, and the Initial KKR Investors, on the other hand, shall each appoint one Consultant and the two Consultants so appointed shall appoint a third Consultant and the three Consultants so appointed will resolve such matter; provided that in no event shall any Consultant have worked as an employee or outside counsel for any Party or its Affiliates during the five year period preceding the dispute or have any financial interest in the dispute. The cost of the Consultant shall be paid 50% by EXCO and 50% by the Initial KKR Investors. The Consultant(s), once appointed, shall have no ex parte communications with the Parties concerning the expert determination or the underlying dispute. All communications between any Party and the Consultant(s) shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting to which all Parties have been invited and of which such Parties have been provided at least five Business Days’ notice.
(c)    The Parties shall each present to the Consultant(s), with a simultaneous copy to the other Party, a single written statement of its position on the allocation of the Title Defects, Title Benefits and Environmental Defects finally determined under the CHK PSA between the Area 1 Leases and Existing Wells, together with a copy of this Agreement, the CHK PSA, the “Final Statement” under the CHK PSA, the written report of any “Consultants” prepared under the CHK PSA and any supporting material that such Party desires to furnish, not later than 10 Business Days after appointment of the Consultant(s). In making their determination, the Consultant(s) shall be bound by the terms of this Agreement and, without any supplemental submittals by either Party, may consider available legal and industry matters as in their opinion are necessary or appropriate to make a proper determination. Additionally, any Consultant may consult with and engage disinterested Third Parties to advise him, including petroleum engineers or environmental engineers. Within 60 days following the submission of such written statements to the Consultant(s), applying the principles set forth in this Section 2.6, the Consultant(s) shall make a determination of the matter submitted based solely on the single written statement of each Party. The decision of the Consultant(s) shall be in writing and conclusive and binding on the Parties and shall be enforceable against the Parties in any court of competent jurisdiction. The Consultant(s) shall act as experts for the limited purpose of determining the allocation of any Title Defect, Title Benefit or Environmental Defect finally determined under the CHK PSA between the Area 1 Leases and Existing Wells, shall not act as arbitrators, shall not consider, hear or decide any matters except the specific title and environmental allocations presented to them, and shall not award damages, interest or penalties to any Party.
(d)    Upon agreement of the Parties to the adjustment to the Final Statement, or upon resolution of such adjustment based on the written report of the Consultant(s), as the case may be, the Final Statement (as adjusted pursuant to such agreement or resolution by the Consultant(s)) shall be deemed final and binding on all Parties and the aggregate amount due to either the Initial KKR Investors or EXCO shall be paid by wire transfer of immediately available funds to the account of the respective receiving Party or Parties within 5 Business Days after the final determination is made that such payments are due and payable.
2.7    Consents.
(a)    To the extent not previously sent by EXCO or CHK prior to the CHK Closing, EXCO shall, within five Business Days after the CHK Closing, send to the holders of each Third Party Right pertaining to the KKR Transfer of an Area 1 Lease a notice, in material compliance with the contractual provisions applicable to such right, seeking such holder’s consent to such KKR Transfer of such Area 1 Lease. Following the CHK Closing, EXCO shall use its commercially reasonable efforts to obtain the consent of the holders of Third Party Rights affecting the Area 1 Leases to the KKR Transfer of the Area 1 Leases.
(b)    If, as of the Closing, a holder of a Required Consent pertaining to the Initial KKR Transfer of a Required Consent Lease or a Subject Required Consent Lease (i) has denied in writing or has not yet delivered such Required Consent or (ii) has placed additional conditions on the proposed assignee that involve the payment of money, posting of collateral security or the performance of other material obligations by the assignee that would not be required in the absence of such Transfer of such Required Consent Lease or Subject Required Consent Lease, then such Required Consent Lease or Subject Required Consent Lease will not be conveyed to Admiral Acquisition Sub at the Closing, and the Base Purchase Price will be reduced by the Consent Lease Deduction applicable to such Subject Required Consent Lease but the Base Purchase Price will not be reduced or affected by the non-conveyance of any Required Consent Lease.
(c)    If a Subject Required Consent Lease has been excluded from the Area 1 Leases Transferred to Admiral Acquisition Sub at Closing due to a failure to obtain a Required Consent in accordance with Section 2.7(b), and such Required Consent is received with respect to the Initial KKR Transfer of such Subject Required Consent Lease pursuant to the terms of the underlying agreement on or before 180 days after the CHK Closing Date (or such longer period as to which the KKR Parties may agree, such period, the “Consent Period”), EXCO shall so notify the KKR Parties and within 10 Business Days after the KKR Parties’ receipt of such notice, (i) EXCO shall cause CHK to assign and convey to an Other Admiral Sub, and such Other Admiral Sub shall accept from CHK, 50% of the CHK Interest in and to such Subject Required Consent Lease pursuant to the terms of this Agreement and (ii) the Initial KKR Investors shall pay to EXCO its Equity Ownership Share of the Consent Lease Deduction attributable to such Subject Required Consent Lease, less the Excluded Lease Defect Amount. Contemporaneously with such payment by the Initial KKR Investors (x) EXCO shall transfer to the Initial KKR Investors (or such other KKR Investors as may be designated by the Initial KKR Investors) the Other Admiral Sub Equity Interest in such Other Admiral Sub pursuant to a form substantially similar to the Share Assignment, (y) EXCO shall be deemed to have made the representations in Section 8.3 as of the date of such transfer and (z) EXCO shall have been deemed to have made the representations in Section 8.4 as to such Other Admiral Sub and such Other Admiral Sub Equity Interests as of the date of such transfer.
(d)    If a Required Consent Lease has been excluded from the Area 1 Leases Transferred to Admiral Acquisition Sub at Closing due to a failure to obtain a Required Consent to the Initial KKR Transfer in accordance with Section 2.7(b) and such Required Consent has been received or deemed received with respect to the Initial KKR Transfer of such Required Consent Lease pursuant to the terms of the underlying agreement prior to the expiration of the Consent Period, EXCO shall so notify the KKR Parties and within 10 Business Days after the KKR Parties’ receipt of such notice, EXCO shall cause CHK to assign and convey to an Other Admiral Sub, and such Other Admiral Sub shall accept from CHK, 50% of the CHK Interest in and to such Required Consent Lease pursuant to the terms of this Agreement. Immediately following such assignment, (x) EXCO shall transfer to the Initial KKR Investors (or such other KKR Investors as may be designated by the Initial KKR Investors) the Other Admiral Sub Equity Interest in such Other Admiral Sub pursuant to a form substantially similar to the Share Assignment, (y) EXCO shall be deemed to have made the representations in Section 8.3 as of the date of such transfer and (z) EXCO shall have been deemed to have the representations in Section 8.4 as to such Other Admiral Sub and such Other Admiral Sub Equity Interests as of the date of such transfer.
(e)    If a Required Consent pertaining to a Subject Required Consent Lease has not been received on or before the expiration of the Consent Period, then (i) such Subject Required Consent Lease will be deemed excluded from the Area 1 Leases, Leases and Assets, and (ii) EXCO shall pay to Admiral Acquisition Sub within five Business Days of the end of the Consent Period, an amount equal to the Consent Lease Deduction.
(f)    If a Required Consent to the Initial KKR Transfer pertaining to a Required Consent Lease has not been received on or before the expiration of the Consent Period, then (i) such Required Consent Lease will be deemed excluded from the Area 1 Leases, Leases and Assets, and (ii) EXCO shall pay to Admiral Acquisition Sub within five Business Days of the end of the Consent Period, the amount set forth below for such Required Consent Lease (which represents 50% of the Allocated Value of the PUD locations attributable to such Required Consent Lease); provided, however, that if the Required Consents for the Initial KKR Transfer of both of the Required Consents Leases have been not been received on or before the expiration of the Consent Period, then the amount to be paid by EXCO to Admiral Acquisition Sub pursuant to this clause (ii) shall be $7,915,482 (and not the sum of the amounts set forth below).
TX1250333         $7,915,482
TX42000497-000     $2,063,118
(g)    For the avoidance of doubt, with respect to any payments that EXCO is required to make to a KKR Party under this Section 2.7 as a result of a Required Consent not being received on or before the expiration of the Consent Period, the Parties agree to treat such payments as adjustments to the Purchase Price for Tax Purposes to the extent permitted under applicable Tax Law.
2.8    CHK PSA.
(a)    Upon the KKR Parties’ request, EXCO shall exercise all rights and remedies available to it under the CHK PSA that benefit the KKR Share of the Area 1 Assets and the KKR Share of the Non-Core Assets; provided that the KKR Parties will be obligated to pay all reasonable out-of-pocket Third Party costs incurred by EXCO in enforcing such rights and remedies with respect to the KKR Share of the Area 1 Assets and the KKR Share of such Non-Core Assets. Upon the KKR Parties’ request, EXCO will enforce all warranties and other similar rights relating to the KKR Share of the Area 1 Assets and the KKR Share of the Non-Core Assets on the KKR Parties’ behalf; provided that the KKR Parties will be obligated to pay all reasonable out-of-pocket Third Party costs incurred by EXCO in enforcing such warranties and rights with respect to the KKR Share of the Area 1 Assets and the KKR Share of such Non-Core Assets. Prior to the Execution Date, EXCO will use its commercially reasonable efforts to provide the Initial KKR Investors with all material (in the reasonable opinion of EXCO) written communications between EXCO and CHK concerning the CHK PSA or any of its exhibits and schedules since the execution of the CHK PSA that would have a material effect (in the reasonable opinion of EXCO) on the KKR Share of the Area 1 Assets and/or the KKR Share of the Non-Core Assets following Closing. EXCO agrees to deliver a copy of all material written communications between EXCO and CHK on or after the Execution Date relating to the CHK PSA (to the extent relating to the KKR Share of the Area 1 Assets or the KKR Share of such Non-Core Assets) or otherwise relating to the KKR Share of the Area 1 Assets or the KKR Share of such Non-Core Assets promptly upon receipt or delivery, as applicable, by EXCO, and EXCO shall communicate regularly with the KKR Representative regarding all material matters of which EXCO has Knowledge arising under or relating to the CHK PSA (to the extent relating to the KKR Share of the Area 1 Assets or the KKR Share of such Non-Core Assets).
(b)    The Parties shall cooperate in good faith regarding title and environmental diligence conducted on the Assets (the “Diligence Review”). Each Party agrees to provide the other Party with access to such Party’s staff and information related to the Diligence Review, as reasonably requested during normal business hours. The Parties shall consult regarding the results of the Diligence Review and the preparation of the “Defect Notice” (as such term is defined in the CHK PSA) prior to the “Defect Notice Date” (as such term is defined in the CHK PSA).
(c)    EXCO shall not (i) amend the CHK PSA as to the Area 1 Assets or the KKR Share of such Non-Core Assets, or (ii) waive (A) any rights and remedies available to it that then relate to the Area 1 Assets or the KKR Share of such Non-Core Assets under the CHK PSA, including the right to consent to certain business operations by CHK (or its Affiliates) under Section 5.2 of the CHK PSA, or (B) any conditions to EXCO’s obligation to consummate the transactions contemplated by the CHK PSA with respect to the Area 1 Assets or the KKR Share of such Non-Core Assets (in each case) without the prior written consent of the KKR Parties.
ARTICLE 3
DEVELOPMENT PLAN; DISPUTE RESOLUTION
3.1    Development Plan and Budget. The Drilling Parties shall adopt, and modify each Quarter, a rolling 12-month work program for Operations conducted by EXCO (such work program, as amended by a Development Plan Update (or portion thereof) approved by the KKR Parties, the “Development Plan”) as follows:
(a)    Each Drilling Party is hereby deemed to have approved the Development Plan attached hereto as Exhibit I for Operations to be performed by EXCO from the Closing Date through the end of the period covered by the next four Quarters following the Quarter in which the Closing Date occurs (the “First Production Year”).
(b)    No later than 50 days before the end of each Quarter during the Area 1 Development Period (commencing for the Quarter starting January 2014), EXCO shall prepare and submit to the KKR Parties a proposed Development Plan Update for the next 12 months that is comprised of (i) a Next Quarter Detail Plan and (ii) a Quarter 2-4 Scoping Plan.
(c)    The “Next Quarter Detail Plan” submitted by EXCO shall contain at least the following information with respect to operations anticipated to be undertaken during the immediately following Quarter (the “Next Quarter”):
(i)    a list of all Quarterly Operations that are expected to be conducted by EXCO in Area 1 and the Outside Area and the estimated costs and expenses for such Quarterly Operations associated therewith;
(ii)    with regard to the Wells to be Drilled: (A) the specific names of such Wells and (B) whether or not such Wells meet the Qualifying Well Criteria (and in the event a Well does not meet the Qualifying Well Criteria which of such criteria is not met by such Well), within each of Area 1 and the Outside Area during the Next Quarter;
(iii)    a proposed Drilling calendar setting forth (A) estimated spud dates, (B) estimated fracing and stimulation days, (C) estimated initial production dates and (D) planned downtime (if any), for each Well to be Drilled;
(iv)    a list of all Approved Wells to be put on artificial lift during such Quarter; and
(v)    estimates of the costs and expenditures required to process and gather production within Area 1 and the Outside Area.
(d)    The “Quarter 2-4 Scoping Plan” submitted by EXCO shall contain at least the following with respect to operations anticipated to be undertaken in the three consecutive Quarters following the Next Quarter:
(i)    the specific number of Wells to be Drilled within Area 1 that are anticipated to meet the Qualifying Well Criteria for each Quarter;
(ii)    the specific number of Wells to be Drilled within Area 1 that are anticipated not to meet the Qualifying Well Criteria for each Quarter;
(iii)    the specific number of Wells to be Drilled within the Outside Area for each Quarter; and
(iv)    any Special Projects to be undertaken (if known).
Subject to any applicable confidentiality restrictions (which EXCO shall use its commercially reasonable efforts to have the holders thereof waive), EXCO shall also provide to the KKR Parties, in EXCO’s offices, access to any technical and interpretive data to support its proposed Next Quarter Detail Plan and/or its proposed Quarter 2-4 Scoping Plan that the KKR Representative may reasonably request in accordance with the license agreement applicable to such technical and interpretive data.
3.2    Review and Approval.
(a)    Following distribution of the proposed Development Plan Update from EXCO, the KKR Parties shall have 10 Business Days to request additional data and/or furnish to EXCO any proposed revisions they desire to make relating to (i) the number or location of Quarterly Operations proposed in the Next Quarter Detail Plan and (ii) the number of wells to be Drilled within Area 1 that are anticipated to meet the Qualifying Well Criteria proposed in the Quarter 2-4 Scoping Plan. Promptly following such review process (and in any event on or before five Business Days following the expiration of such review process), EXCO shall host a quarterly meeting with the KKR Parties to review historical Drilling, Completing and performance results, as well as the proposed Development Plan Update and any recommendations made with respect thereto by any KKR Party (a “Quarterly Meeting”). The KKR Parties may request, upon five days prior written notice, additional specific agenda topics to be covered during a Quarterly Meeting, including any technical or planning issues related to the Assets.
(b)    If the Drilling Parties are unable to agree on (i) the number or location of Quarterly Operations proposed in the Next Quarter Detail Plan or (ii) the number of wells to be Drilled within Area 1 that are anticipated to meet the Qualifying Well Criteria proposed in the Quarter 2-4 Scoping Plan within five Business Days after the date of the Quarterly Meeting, then the Operations for such Quarter under the Development Plan shall be deemed to include only the Operations that are approved by the Drilling Parties (which for the avoidance of doubt shall include at least the number of wells that were anticipated to be Drilled within Area 1 that meet the Qualifying Well Criteria during such Quarter under the Quarter 2-4 Scoping Plan included in the then current Development Plan).
(c)    For the avoidance of doubt, all of the Wells included in the Initial Development Plan for the Quarter starting as of September 2013 shall be deemed included in the Next Quarter Detail Plan covering the Quarter starting September 2013 and approved by the Drilling Parties for all purposes hereunder.
ARTICLE 4
APPROVED WELLS; RIGHT TO PARTICIPATE
4.1    Well Proposals.
(d)    From and after the Closing Date, the KKR Parties may Elect to participate in any Area 1 Well or Outside Well. Before spudding any Well or conducting any Quarterly Operations, EXCO shall propose a location and design within a D&C AFE or other AFE, as applicable, delivered to the KKR Parties that, with respect to a D&C AFE, includes a plat showing well location, the well and completion design and a drill site title opinion. EXCO may not propose to spud any Well with a Completed Lateral on, or within a unit including any portion of, an Area 1 Lease until the drillsite title opinion (and any curative matters with respect thereto) obtained by EXCO under the Operating Agreement are approved by the KKR Parties. EXCO may not propose to spud any Well with a Completed Lateral on an EXCO Consent Lease or any Area 1 Lease excluded from the Initial KKR Assets under Section 2.7(b) until the holders of a Required Consent with respect to any such lease consents to the KKR Transfer; provided that if the Consent Period expires without obtaining such Required Consent to the KKR Transfer, the foregoing provision shall no longer apply to such lease. If EXCO proposes to spud a Well with a Completed Lateral located on an EXCO Consent Lease following the expiration of the period described above, then (i) the KKR Share of such Well shall equal 50% of the CHK Interest in and to such EXCO Consent Lease; (ii) EXCO shall have no obligation to Transfer the Incremental Share in and to such Well to the KKR Parties; and (iii) such Well shall not be considered an Offer Well or otherwise subject to Article 6 of this Agreement.
(e)    Within 30 days of receipt of an initial D&C AFE for any Well or an AFE for any other Quarterly Operation, the KKR Parties shall Elect by written notice to EXCO whether to participate in the Drilling, Completing, and Equipping of such Well or participate in such Quarterly Operations covered by such AFE and fund the KKR Share of the costs and expenses described in such AFE; provided that, without further action by the KKR Parties, the KKR Parties shall be deemed to have Elected to participate in (and fund the KKR Share of the costs and expenses thereof) (i) such D&C AFE (and the other D&C AFEs for such Well) or the other AFE, as applicable, for those Quarterly Operations approved by the KKR Parties for such Quarter in the Next Quarter Detail Plan and/or (ii) if all or part of such Quarterly Operations in any proposed Next Quarter Detail Plan were not so approved, those Quarterly Operations that were so approved and the number of Wells meeting the Qualifying Well Criteria set forth in the then current Development Plan for such Quarter up to the total Qualifying KKR Approved Wells for such Quarter for which EXCO is the proposed operator under the applicable Operating Agreement. The KKR Parties’ failure to make an Election (unless the KKR Parties are deemed to have made the applicable Election pursuant to the foregoing sentence) within the 30-day period described above shall constitute an Election not to participate in the proposed Quarterly Operation. Notwithstanding the foregoing, the KKR Parties shall not be deemed to have Elected to participate in any (i) Quarterly Operation or any other Wells listed in the Quarter 2-4 Scoping Plan that satisfy the Qualifying Well Criteria under this Section 4.1(b) following a Change in Control of EXCO or (ii) Well that the KKR Parties approve in the Next Quarter Detail Plan that does not meet the Qualifying Well Criteria if the reason that such Well fails to meet the Qualifying Well Criteria changes after the date of approval of such Next Quarter Detail Plan.
(f)    The KKR Parties shall have the right to propose any Well that would meet the Qualifying Well Criteria, and the KKR Parties shall be deemed by such proposal to have Elected to participate in such Well (and fund the KKR Share of the costs and expenses of such Well). If EXCO does not elect to participate in any such Well under the applicable Operating Agreement, then such Well will not be considered an Offer Well or otherwise subject to Article 6 of this Agreement. If EXCO elects to participate in such Well, then (i) such Well shall be deemed a Qualifying Well and (ii) EXCO shall assign to each KKR Party its respective Proportionate Share of the Incremental Share in and to such Well in accordance with Section 4.2.
(g)    Unless the Drilling Parties mutually agree otherwise, EXCO shall Drill, Complete and Equip (or, to the extent required, plug and abandon in accordance with applicable Law) each Well in which the KKR Parties Elect to participate.
(h)    At any time not more than 30 days prior to the beginning of any month, EXCO shall have the right to demand and receive from the KKR Parties payment in advance of each such KKR Party’s Proportionate Share of the estimated amount of the expense to be paid during such month for Operations in which the KKR Parties have Elected to participate, which right may be exercised only by submission to the KKR Parties of a detailed invoice for its Proportionate Share thereof (a “Monthly Invoice”). The KKR Parties shall pay the amount set forth in the Monthly Invoice to EXCO within 15 Business Days of receipt of such Monthly Invoice. EXCO shall hold funds advanced or paid by the KKR Parties hereunder under an Operating Agreement in a segregated account until such funds are used in accordance with the terms of the Operating Agreement, and shall not commingle any such funds with any other funds of EXCO or funds received by EXCO from any other Person. For so long as the KKR Parties are KKR Managed Entities, the KKR Parties shall not be subject to, and EXCO agrees not to exercise any rights with respect to, the cash call provisions of any Operating Agreement that provide EXCO or any of its Affiliates the right as operator under such Operating Agreement to require a party make advance payments for operations thereunder.
(i)    If EXCO receives a Third Party proposal to spud an Area 1 Well (a “Third Party Well”), and both Drilling Parties elect to participate in such Third Party Well, then EXCO shall assign to each KKR Party its respective Proportionate Share of the Incremental Share in and to such Third Party Well in accordance with Section 4.2(a).
(j)    If the KKR Parties do not Elect (or are not deemed to have Elected) to participate in any Quarterly Operations proposed by EXCO hereunder, EXCO shall have the right to conduct such Quarterly Operations in accordance with and subject to the terms of the applicable Operating Agreement governing the operations relating to such Quarterly Operations. Any Well included in the Quarterly Operations and drilled by EXCO pursuant to this Section 4.1(g) shall not be considered an Approved Well hereunder.
4.2    Assignment of Approved Wells.
(a)    Contemporaneously with the payment of the first Monthly Invoice in accordance with Section 4.1(e) with respect to an Area 1 Well the KKR Parties have Elected (or have been deemed to have Elected) to participate in (an “Approved Area 1 Well”), EXCO shall execute, acknowledge and deliver to each KKR Party a wellbore assignment substantially in the form attached as Exhibit K (the “Area 1 Assignment”), which entitles each KKR Party to its Proportionate Share of the Incremental Share in and to the wellbore of such Approved Area 1 Well.
(b)    Contemporaneously with the payment of the first Monthly Invoice in accordance with Section 4.1(e) with respect to a Farmout Well in which the KKR Parties have Elected to participate (an “Approved Farmout Well”), EXCO shall execute, acknowledge and deliver to each KKR Party an assignment substantially in the form attached as Exhibit L-1 (the “Farmout Assignment”), which entitles each KKR Party to its Proportionate Share of the KKR Share of the Farmout Agreement to the extent relating to such Approved Farmout Well and the “unit” formed (or contemplated by the Farmout Agreement) for such Farmout Well. EXCO shall have no obligation to make a Farmout Assignment for Approved Farmout Wells with Completed Laterals located on units included in previous Farmout Assignments.
(c)    Contemporaneously with the payment of the first Monthly Invoice in accordance with Section 4.1(e) with respect to a Non-Core Well in which the KKR Parties have Elected to participate (an “Approved Non-Core Well” and each of an Approved Farmout Well and an Approved Non-Core Well, an “Approved Outside Well”), EXCO shall execute, acknowledge and deliver to each KKR Party an assignment substantially in the form attached as Exhibit L-2 (the “Non-Core Well Assignment”), which entitles each KKR Party to its Proportionate Share of the KKR Share in and to the wellbore of such Approved Non-Core Well.
(d)    Subject to Section 4.1(e), each Drilling Party shall pay its respective Working Interest share of the costs and expenses of any Approved Well in accordance with the Operating Agreement.
4.3    Central Production Facilities and Field Electrification Facilities. With respect to any Central Production Facility and/or Field Electrification Facility used in connection with the development, operation or production of an Approved Well, the Drilling Parties shall mutually agree upon a fee for the use and benefit of the applicable Central Production Facilities or Field Electrification Facilities, which fee shall be (i) based on the expected final costs for the installation of such Central Production Facility or Field Electrification Facility, as applicable, and (ii) allocated to such Approved Well based on the number of wells anticipated to use such Central Production Facility or Field Electrification Facility, as applicable.
4.4    Well Facilities and Midstream Facilities.
(e)    Access. Subject to any consents or approvals required from Third Parties (which EXCO shall use its commercially reasonable efforts to obtain), EXCO commits to provide each KKR Party in connection with the development, operation and production of any Approved Well with access to (i) the Well Facilities and (ii) the Midstream Facilities, in each case, owned or operated by EXCO or its Affiliates that have been completed (or have an approved authorization for expenditure) as of the CHK Closing Date for all of the KKR Parties’ production from the Approved Wells served by such Well Facilities and Midstream Facilities. No KKR Party shall be obligated to pay any amount in respect of the foregoing access rights that exceeds such KKR Party’s allocated share of the actual Third Party, out-of-pocket costs incurred by EXCO in connection with the operation and maintenance of such Well Facilities and Midstream Facilities, and neither EXCO nor any of its Affiliates shall be entitled to charge any KKR Party any additional fees with respect to such Well Facilities and Midstream Facilities. The operating and maintenance costs of such Well Facilities and such Midstream Facilities shall be allocated among all producing Wells served by such facilities pro rata based on producing well count.
(f)    Right to Acquire. The KKR Parties shall have the right to acquire up to a 75% interest in any Midstream Facilities serving all or a portion of any Approved Well that are proposed, on or after the Closing, by (i) a Third Party that EXCO or any of its Affiliates have the right to participate in (on the same terms and conditions as EXCO or any of its Affiliates), or (ii) EXCO or any of its Affiliates (at EXCO’s or any of its Affiliate’s Third Party out-of-pocket costs). Should the KKR Parties decide not to participate in such Midstream Facility proposal, then the KKR Parties shall pay a mutually agreeable Midstream Facilities charge in order to utilize such Midstream Facilities for their share of production. EXCO shall provide each KKR Party access to any salt water disposal system owned by EXCO that is not a Commercial Salt Water Disposal System and that is utilized by EXCO in connection with Operations relating to Approved Wells, and the KKR Parties shall pay EXCO a mutually agreeable charge for access to such salt water disposal system attributable to their interests in the Approved Wells served by such salt water disposal system.
4.5    Drainage. Without the prior written consent of the KKR Parties (or deemed approval under Section 4.1(b) or pursuant to an approved AFE), the planned lateral portion and the actual Completed Lateral of the wellbore of any Well shall not be within 500 feet of the lateral portion of the wellbore of any Approved Well; provided that the foregoing restriction shall not apply to reasonable deviations and corresponding corrections of the Completed Lateral of the wellbore of any Well.
4.6    Outside Leases.
(d)    Unless the KKR Parties have the right to do so on their own behalf under the Farmout Agreement, upon the KKR Parties’ request EXCO shall exercise all rights and remedies available to it under the Farmout Agreement that benefit the KKR Share of the Approved Farmout Wells; provided that the KKR Parties will be obligated to pay all reasonable out-of-pocket Third Party costs incurred by EXCO in enforcing such rights and remedies with respect to the KKR Share of the Approved Farmout Wells. Upon the KKR Parties’ request, EXCO will enforce all warranties and other similar rights relating to the KKR Share of the Approved Farmout Wells on the KKR Parties’ behalf; provided that the KKR Parties will be obligated to pay all costs incurred by EXCO in enforcing such warranties and rights with respect to the KKR Share of the Approved Farmout Wells. EXCO agrees to deliver a copy of all material written communications between EXCO and CHK on and after the Execution Date relating to the Farmout Agreement, the Farmout Leases or the Approved Farmout Wells upon receipt or delivery, as applicable, by EXCO, and EXCO shall communicate regularly with the KKR Representative regarding all material matters of which EXCO has Knowledge arising under or relating to the Farmout Agreement.
(e)    EXCO shall not knowingly waive any material remedies available to it with respect to the KKR Share of any Approved Farmout Well on account of the breach by CHK under the Farmout Agreement, without the prior written consent of the KKR Parties.
(f)    The Parties acknowledge that CHK has a right to convert the CHK Override in each Farmout Well to a 25% Working Interest in such Farmout Well and the “unit” therefor following “payout” of such Farmout Well under the Farmout Agreement and in addition CHK has the right to participate for an undivided 25% Working Interest in the first subsequent Well drilled in any “unit” after the initial Farmout Well in such “unit” is Drilled (such rights of CHK, the “CHK Participation Right”). In the event CHK elects to exercise the CHK Participation Right with respect to an Approved Farmout Well or the “unit” therefor, the Drilling Parties shall enter into an Operating Agreement with CHK in the form attached to the Farmout Agreement (the “Outside Operating Agreement”) and such Outside Operating Agreement shall supersede and replace any existing operating agreement with respect to such Farmout Well and associated unit that is solely between EXCO and such KKR Parties.
4.7    Assignments. Each assignment made by a Party hereunder to another Party shall contain a special warranty of title by, through and under the assigning Party and its Affiliates (subject to the Permitted Encumbrances). As of the date of any such assignment, the assigning Party shall be deemed to have represented to the other Party that to the assigning Party’s Knowledge, there are no calls on production or contracts for sale of production encumbering the interest in the Assets being assigned that provide for the delivery of Oil and Gas at a price below the price that the EXCO and its Affiliates are receiving for EXCO’s share of such production.
ARTICLE 5
OPERATIONS; MARKETING
5.1    Operating Agreements. Subject to Section 4.6(c), Area 1 and the Outside Area shall be deemed to be subject to and governed by an operating agreement substantially in the form attached as Exhibit M (the “Assets Operating Agreement”); provided that in the event any portion of the Area 1 Assets or Outside Area is governed by a Third Party operating agreement (a “Third Party Agreement”), then such portion of the Area 1 Assets or Outside Area shall be governed by such Third Party Agreement in lieu of the Assets Operating Agreement. In the event of any conflict or inconsistency between the terms of this Agreement and any Operating Agreement, this Agreement shall prevail to the extent of such conflict; provided that the inclusion in any Operating Agreement of terms and provisions not addressed in this Agreement shall not be deemed a conflict, and all such additional provisions shall be given full force and effect, subject to the provisions of this Section 5.1.
5.2    Operator.
(a)    The KKR Parties agree to vote for and otherwise take all actions reasonably available to it (without material cost or expense) under any Operating Agreement to designate EXCO as the “Operator” thereunder unless EXCO is in breach of any material obligation under this Agreement and any such breach has not been cured within 30 days (or such longer period as expressly provided elsewhere in this Agreement) of receiving written notice of such breach from the KKR Parties.
(b)    EXCO may be removed as “Operator” under an Operating Agreement only for Good Cause. As used herein, “Good Cause” shall be deemed to exist (i) upon the breach of any material obligation under an Operating Agreement or this Agreement where EXCO has not cured any such breach within 30 days (or such longer period as expressly provided elsewhere in this Agreement) of receiving written notice of such breach, (ii) EXCO has engaged in fraud, willful misconduct or gross negligence in the performance of its duties with respect to this Agreement or such Operating Agreement, or (iii) if the EXCO Net Mineral Acres in Area 1 is reduced below 50% of the Target Net Mineral Acres in Area 1. If the KKR Parties elect to remove EXCO for Good Cause under Section 5.2(b), then EXCO (and any successor transferee of EXCO) must resign as Operator under the applicable Operating Agreement(s) and shall take all actions available to it under such Operating Agreement(s) to designate the KKR Parties’ designee as the “Operator” thereunder.
(c)    From the date hereof until the earlier of (i) the expiration of the Area 1 Development Period and (ii) three years following the Execution Date, without the KKR Parties’ consent, EXCO shall not resign or engage in any transaction that would (if consummated) result in EXCO’s deemed removal as “Operator” under any Operating Agreement governing any Area 1 Lease or any Well (in each case) in which the KKR Parties own any interest without the prior written consent of the KKR Parties; provided that the foregoing provision shall not be construed to restrict EXCO from (i) making a “non-consent” election under any Operating Agreement or (ii) conveying all or any portion of its interest in any Existing Wells or any Well that is not an Approved Well.
5.3    HSE Standards. EXCO shall maintain written health, safety and environmental (“HSE”) policies, programs and systems covering Operations conducted by EXCO under the Operating Agreements (as amended and modified from time to time, an “HSE Program”). Subject to Section 5.5, EXCO shall (i) monitor on a regular basis its HSE performance and record performance data on a basis that conforms in all material respects with applicable industry standards and (ii) conduct an annual review of its HSE Program. The results of the annual review of the HSE Program will be presented at the next Quarterly Meeting.
5.4    Operations Standard.
(h)    Subject to Section 5.5, EXCO shall conduct all of its Operations as a reasonably prudent operator, in a good and workmanlike manner, with due diligence and dispatch, and in accordance with good oilfield practice, the terms and conditions of this Agreement, the Operating Agreements and Law. Prior to spudding an Approved Well, EXCO shall have obtained (i) the mortgage and lien releases that must be obtained in accordance with Section 5.13(b) relating to such Approved Well, (ii) the waiver of all Material Third Party Rights that must be obtained from Third Parties in accordance with Section 5.13(a) and (iii) all consents, approvals, certificates, licenses, permits and other authorizations of the necessary Governmental Authorities required for EXCO to Drill, Complete and (if customarily obtained prior to spudding such Well) Equip such Approved Well, to the extent that EXCO is the operator of such Approved Well.
(i)    Unless otherwise agreed by the KKR Parties in the Development Plan or in a separate writing, EXCO shall satisfy the following minimum performance standards at all times during the Area 1 Development Period:
(i)    EXCO shall propose D&C AFEs for at least 40 Qualifying Wells during each period of four consecutive Quarters; provided that, if the Eagle Ford Oil Price falls below $70 per Barrel for more than 45 days during such period, then EXCO will be excused from such obligation; provided further that, if thereafter the Eagle Ford Oil Price rises above $70 for a period of two consecutive Quarters, then commencing as of the Quarter following such two consecutive Quarters, such obligation shall again apply for the next four consecutive quarters; and
(ii)    EXCO shall (A) commence Drilling on at least 50% of the Quarterly Operations agreed in the then current Development Plan for such Quarter and (B) Drill, Complete and Equip at least 30 Qualifying Wells during each period of four consecutive Quarters (unless in the case of clause (B), (1) the then current Development Plan provides that a lower number of (or no) Qualifying Wells will be Drilled, Completed and Equipped during such period, or (2) EXCO has been excused of its obligations under Section 5.4(b)(i), then, in either case, such lower number will apply).
(j)    If EXCO fails to satisfy any of the performance standards set forth in Section 5.4(b) (a “Performance Default”), the KKR Parties may deliver notice to EXCO describing in reasonable detail the nature of such Performance Default. Within 90 days of receipt of such notice, EXCO may cure such Performance Default by proposing additional D&C AFEs or Drilling, Completing and Equipping additional Qualifying Wells (in each case) so as to meet the minimum standard set forth in Section 5.4(b)(i) or Section 5.4(b)(ii), as applicable; provided that EXCO shall have no right to cure a Performance Default arising under Section 5.4(b)(ii)(A). In the event EXCO fails to cure a Performance Default within such 90 day period, the KKR Parties shall have no further obligation to accept any EXCO Offer or First Year Retained Well Offer from EXCO under Article 6.
5.5    Liability of Operator. Subject to the rights of the KKR Parties to remove EXCO as “Operator” under the Operating Agreements in accordance with Section 5.2(b), and notwithstanding anything herein to the contrary, in no event shall EXCO have any liability hereunder or under any Operating Agreement for any claim, damage, loss or liability sustained or incurred in connection with its performance of any Operation or its capacity as “Operator”, EVEN IF SUCH CLAIM, DAMAGE, LOSS OR LIABILITY AROSE IN WHOLE OR IN PART FROM THE ACTIVE, PASSIVE, SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF EXCO, ANY OF ITS AFFILIATES, OR ANY OFFICER, PARTNER, MEMBER, DIRECTOR OR EMPLOYEE OF EXCO OR ANY OF ITS AFFILIATES, OTHER THAN IF SUCH CLAIM, DAMAGE, LOSS OR LIABILITY AROSE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF EXCO, ANY OF ITS AFFILIATES OR ANY OFFICER, PARTNER, MEMBER, DIRECTOR OR EMPLOYEE OF EXCO OR ANY OF ITS AFFILIATES; provided that EXCO shall not be released or exonerated from liability for a material breach of any financial, administrative or procedural (such as providing notices and voting) obligation (provided that, for the avoidance of doubt, the foregoing exclusion does not apply to any mis-payment of monies to Third Parties by EXCO hereunder or as “Operator” under any Operating Agreement, including any mis-payment of royalties; it being understood by the Parties that EXCO shall have no liability hereunder or under any Operating Agreement for any such mis-payment unless such mis-payment is a result of the gross negligence or willful misconduct of EXCO, any of its Affiliates or any officer, partner, member, director or employee of EXCO or any of its Affiliates); and provided further that each Party acknowledges and agrees that any such claim, damage, loss or liability (other than that caused by gross negligence or willful misconduct of EXCO, its Affiliates or any officer, partner, member, director, agent or employee of EXCO or any of its Affiliates or the material breach of any such financial, administrative or procedural (such as providing notices and voting) obligation of EXCO), shall be borne severally by the Drilling Parties in proportion to their Working Interest in the Operation giving rise to such claim, damage, loss or liability.
5.6    Rentals, Shut-in Well Payments and Royalties.
(a)    Subject to Section 5.5, as “Operator” under any Operating Agreement, EXCO shall be responsible for paying, on behalf of the KKR Parties and at the cost of the KKR Parties, the KKR Parties’ share of (i) all rentals, shut-in well payments and minimum royalties required to be paid to lessors under the Leases, and (ii) all valid and subsisting royalties, overriding royalties and other similar burdens (“Production Burdens”) required to be paid to lessors and holders of overriding royalties and other Production Burdens on the Leases.
(b)    EXCO shall notify the KKR Parties at each Quarterly Meeting of any Lease in Area 1 with a primary term expiring within six months of the date of such Quarterly Meeting. If either Drilling Party (after consulting with the other Drilling Party) determines not to renew, maintain or extend its interest in any of the expiring Leases, the Drilling Party determining not to renew, maintain or extend any such Lease will provide the other Drilling Party with no less than 30 days’ (to the extent reasonably possible) notice of such determination in writing prior to the expiration of such portion of such Lease, and such other Drilling Party will have the right to enter into new arrangements with the applicable lessor to become solely responsible in respect of such Lease. Thereafter, notwithstanding anything contained in this Agreement to the contrary, such Lease shall be deemed to be excluded from the terms and conditions of this Agreement and not part of the Area 1 Assets, Area 1 Leases or the Assets hereunder.
5.7    Insurance. Subject to the last sentence of this Section 5.7, EXCO shall at all times maintain in effect insurance for the benefit and the cost of the joint account of the Drilling Parties as outlined in Exhibit N for Area 1 and the Outside Area. EXCO shall provide copies of such policies to the KKR Parties, and shall notify the KKR Parties if it has been unable to obtain or maintain any of such policies. Except for worker’s compensation policies, EXCO shall arrange for the KKR Parties to be named as additional insureds on the relevant policies, with waivers of subrogation in favor of the KKR Parties with respect to its interests under this Agreement or the Operating Agreement, as applicable. EXCO shall use commercially reasonable efforts to duly file any relevant claims and to collect for the account of the KKR Parties any proceeds to which the KKR Parties are entitled as additional insureds under such policies. Notwithstanding the foregoing, the KKR Parties may elect to obtain one or more insurance policies covering the KKR Share in and to the Assets. Upon receipt of copies of any such policies obtained by the KKR Parties, EXCO shall remove the KKR Parties as additional insureds under such overlapping policies, and EXCO shall no longer burden the KKR Parties with the cost of such insurance.
5.8    Access to Information. Subject to any applicable confidentiality restrictions (which EXCO shall use its commercially reasonable efforts to have the holders thereof waive), EXCO agrees to provide each KKR Party with access to information related to the Operations conducted by EXCO (excluding Operations relating to any Well that is not an Approved Well). The initial contact on any Operations issue shall be Mike Chambers.
5.9    Daily Production Reports. Subject to any applicable confidentiality restrictions (which EXCO shall use its commercially reasonable efforts to have the holders thereof waive), in regard to unallocated production data, no later than the 3rd Business Day of each calendar month, or as to allocated production data, no later than 30 days from the last day of the previous month, with respect to each Well operated by EXCO, EXCO shall deliver to the KKR Parties a production report for each Well operated by EXCO that sets forth the daily production results for each such Well during the immediately preceding production month.
5.10    Information Provided by EXCO. Subject to any applicable confidentiality restrictions (which EXCO shall use its commercially reasonable efforts to have the holders thereof waive), to the extent not delivered to the KKR Parties directly by the applicable Third Party operators, EXCO shall deliver a copy to the KKR Parties of the information set forth on Schedule 5.10 relating to the Approved Wells when and as set forth on Schedule 5.10.
5.11    Information Maintained by EXCO.
(a)    EXCO shall maintain in EXCO’s offices the following records, data and reports relating to the Approved Wells (the “Records”), as they are produced or compiled in relation to the Operations conducted by EXCO or received by EXCO from any Third Party operator of any Well:
(i)    copies of all logs and surveys;
(ii)    daily Drilling, workover or similar operations reports;
(iii)    copies of all drill-stem tests and core analysis reports;
(iv)    copies of all plugging reports;
(v)    well tests, Completing and similar operations reports;
(vi)    engineering studies, development schedules and annual progress reports on development projects;
(vii)    field and well performance reports, including reservoir studies and reserve estimates;
(viii)    core samples;
(ix)    list of all Persons purchasing Oil and Gas produced from the Wells;
(x)    unaudited reports that set forth a statement of any lease operating expenses and Tax liabilities related to the Operations incurred during the preceding month;
(xi)    all title documentation, title opinions, Leases, contracts, permits and authorizations;
(xii)    evidence of payment of any Persons performing Operations;
(xiii)    all environmental information applicable to the Leases;
(xiv)    if requested by the KKR Parties, information required to generate semi-annual reserve reports; and
(xv)    to the extent generated by EXCO in its normal course of business, such additional information related to the Operations conducted by EXCO that any KKR Party may reasonably request.
(b)    Subject to any applicable confidentiality restrictions (which EXCO shall use its commercially reasonable efforts to have the holders thereof waive), (i) the KKR Parties may review the Records in EXCO’s offices as reasonably requested during EXCO’s normal business hours and (ii) to the extent not provided under Section 5.10, EXCO will provide each KKR Party with copies, at such KKR Party’s expense, of the Records that are specifically and reasonably requested by such KKR Party; provided that EXCO shall not be obligated to provide copies to the KKR Parties of the information described in clauses (ii), (v), (ix), (x), (xi) and (xii) to the extent relating to a Well in which the KKR Parties do not own a Working Interest. Subject to any applicable confidentiality restrictions (which EXCO shall use its commercially reasonable efforts to have the holders thereof waive), EXCO will provide the KKR Parties or their designees with (x) access to the Records as contemplated by the preceding sentence and (y) access in EXCO’s offices during normal business hours to individuals essential to the KKR Parties’ obligations under this Agreement and the Operating Agreements, in each case as reasonably requested by a KKR Party; provided that the KKR Parties will be subject to the confidentiality provisions of Section 14.17.
5.12    Access Rights.
(a)    EXCO shall notify the KKR Parties in writing at least 48 hours prior to EXCO or its Affiliates conducting any coring or logging operations relating to any Approved Well. Without limiting the KKR Parties’ rights under any Operating Agreement, upon notice to EXCO and subject to any applicable confidentiality restrictions (which EXCO shall use its commercially reasonable efforts to have the holders thereof waive), each KKR Party shall be permitted reasonable access to the floor of the drilling rig of any Approved Well that is operated by EXCO or its Affiliates.
(b)    To the extent allowable under currently existing seismic licenses and subject to the terms thereof, the KKR Parties shall be permitted access in EXCO’s offices to any seismic data relating to the Leases following reasonable notice to EXCO during normal business hours. The Drilling Parties will each hold 50% of any future seismic licenses that the Drilling Parties agree to acquire and the data associated therewith, and each Drilling Party will be responsible for 50% of all costs related to such future seismic licenses.
5.13    Third Party Rights.
(a)    Prior to delivery of any well proposal in accordance with Section 4.1(a), EXCO shall send to the holder of any preferential purchase right, right of first refusal, right to consent to transfer or other similar right pertaining to a Lease or a Well, including any maintenance of uniform interest requirement (a “Third Party Right”), a notice in substantially the form attached as Exhibit O (with such changes as may be necessary to comply with the agreement creating such Third Party Right). Prior to assignment by EXCO to the KKR Parties of any interest in any Approved Well, unless otherwise waived by the KKR Parties in writing, EXCO shall obtain the express written waiver or consent (as applicable) of all Material Third Party Rights with respect to the KKR Transfer of any Well.
(b)    Not later than the date of delivery of any assignment to the KKR Parties by EXCO pursuant to this Agreement, EXCO shall obtain recordable mortgage and lien releases, in a form reasonably acceptable to the KKR Representative, with respect to any indebtedness of EXCO or any of its Affiliates that encumbers the Incremental Share of any Area 1 Well or the KKR Share of any Outside Well described in such assignment to the extent attributable to such Outside Well. Not later than the date of delivery of any assignment by any KKR Party to EXCO pursuant to this Agreement, such KKR Party shall obtain recordable mortgage and lien releases, in a form reasonably acceptable to EXCO, with respect to any indebtedness of such KKR Party or any of its Affiliates that encumbers the interest to be assigned by such KKR Party to EXCO.
(c)    No Party shall enter into any financing arrangement or other transaction that would result in any lien or other encumbrance on the interest to be assigned to the other Party hereunder following any such assignment.
(d)    During the Area 1 Development Period, any mortgage or security interest created by any Party in the Assets (including any Permitted Pledge for borrowed monies) shall provide that the lienholder’s rights thereunder are expressly subject to this Agreement. Promptly following receipt, a Party shall provide the other Party with a copy of any notification of default under any agreement governing any material facility for borrowed monies of such defaulting Party or any of its Affiliates, the result of which default is to cause, or permit the holder or holders thereof to cause, the repayment of such monies to be accelerated.
5.14    Marketing. Subject to EXCO’s obligations under the Existing Marketing Agreements with respect to its and each KKR Party’s share of Oil and Gas that is produced from the Leases, EXCO shall market (or shall cause to be marketed) all of each KKR Party’s share of such Oil and Gas in good faith for a recurring term of mutually agreed duration that is at least 13 months. Without limitation of the foregoing, the weighted average price paid to any KKR Party for its share of Oil and Gas produced from the Leases that is so marketed by EXCO hereunder shall not be less than the weighted average price paid to EXCO for EXCO’s share of Oil and Gas produced from the Leases; provided that EXCO shall use commercially reasonable efforts to obtain the best available market price in the area for EXCO’s and the KKR Parties’ share of Oil and Gas produced from the Leases. Subject to EXCO’s obligations under the Existing Marketing Agreements with respect to its and each KKR Party’s share of Oil and Gas that is produced from the Leases and the 13-month term described above, each KKR Party shall have the ability to terminate any future marketing arrangement by EXCO with respect to such KKR Party’s share of Oil and Gas that is produced from the Leases upon not less than 30 days’ written notice. Each KKR Party acknowledges that its share of the Oil and Gas that is produced from the Leases (a) will be sold by EXCO pursuant to the terms of the Existing Marketing Agreements while in effect and (b) is dedicated under the Access Gathering Agreement but is subject to the terms of the Existing Marketing Agreements; provided that EXCO shall indemnify and hold the KKR Parties harmless from an amount equal to the KKR Share of any claims, losses, costs, fees, expenses (including reasonable attorney’s fees) or other damages that relate to the Access Gathering Agreement (the “Access Damages”) to the extent and only to the extent (i) EXCO is entitled to recover Access Damages from CHK under the CHK PSA or the applicable Existing Marketing Agreements and (ii) EXCO does recover Access Damages from CHK.
5.15    Taxes.
(a)    Tax Partnership. The Parties intend and expect that the transactions contemplated by this Agreement, the Operating Agreement, the Tax Partnership Agreement and any associated agreements (collectively, the “Transaction Documents”), in conjunction with the resulting co-ownership of interests in the Subject Assets, pursuant to the terms of such Transaction Documents, will be treated as a partnership (the “Tax Partnership”) solely for purposes of (i) federal income taxation and (ii) the income taxation of those States that require the Tax Partnership to be treated as a partnership for income tax purposes (“Tax Purposes”). Accordingly, solely for Tax Purposes: (A) the Tax Partnership will be treated as holding 100% of the Subject Assets jointly held by all Parties and engaging in all activities of the Parties with respect thereto; (B) EXCO will be treated as contributing to the Tax Partnership the Subject Assets held by EXCO at the Closing (and, in the case of any property subject to the Farmout Agreement which becomes a Subject Asset subsequent to the Closing, as contributing EXCO’s share of such property to the Tax Partnership at the time at which such property becomes a Subject Asset) and providing its undertaking to fund, when due, the costs and expenses allocable to it under the Transaction Documents in exchange for an interest in the Tax Partnership; (C) each KKR Investor will be treated as contributing to the Tax Partnership an amount of cash equal to its Proportionate Share of the Purchase Price (and, in the case of any property subject to the Farmout Agreement which becomes a Subject Asset subsequent to the Closing, as contributing its share of the property to the Tax Partnership at the time such property becomes a Subject Asset) and providing its undertaking to fund, when due, the costs and expenses allocable to it under the Transaction Documents in exchange for an interest in the Tax Partnership; (D) any expenditures made by the Parties shall be treated as made on behalf of the Tax Partnership; (E) EXCO’s receipt of each KKR Investor’s Proportionate Share of the Purchase Price (which, for the avoidance of doubt, will be treated as distributed to EXCO by the Tax Partnership) will be treated as a disguised sale of the Subject Assets to which the Purchase Price is attributable; and (F) from and after its commencement, the Tax Partnership will be treated as realizing all items of income or gain and incurring all items of cost or expense attributable to the ownership, operation or disposition of interests in the Subject Assets or cash contributed to the Tax Partnership by the Parties, notwithstanding that such items are realized, received, held, paid or incurred by the Parties individually. The governing terms and conditions of the Tax Partnership are contained in the Tax Partnership Agreement.
(b)    Notice and Cooperation. The Parties shall promptly notify each other in writing of any Tax proceeding incurred in connection with the Tax treatment of the transactions as set forth herein, and shall cooperate with each other in a reasonable manner in resolving any such Tax proceeding in a manner consistent with such treatment.
(c)    Assignments. At the time any assignment is made by EXCO or the KKR Parties to the other Party pursuant to this Agreement, with respect to the interest being assigned by the assigning Party, the assigning Party hereby represents and warrants that as of the time of such assignment:
(i)    all ad valorem, real or personal property, severance, production, sales, use, excise, transfer, or other Taxes arising out of, based on or measured by the ownership or operation of such interest or the production of Oil and Gas or the receipt of proceeds therefrom (“Asset Taxes”), which are due and payable by such Party shall have been paid;
(ii)    no income or franchise Taxes are due by or assessable against such Party which could result in a lien or other claim against such interest;
(iii)    with respect to Asset Taxes relating to such interest, all Tax Returns that are required to have been filed by such Party have been timely and properly filed and such Tax Returns are true, correct and complete in all material respects;
(iv)    there is no action, suit, proceeding, audit, examination, claim, assessment, deficiency, or adjustment pending, asserted, proposed or threatened by or against such Party respect to any Asset Taxes and no claim has ever been made by any authority in any jurisdiction where such Party does not file Tax Returns alleging that such Party or any Affiliate thereof may be subject to Asset Taxes in that jurisdiction;
(v)    there are no liens with respect to Taxes owed by such Party, nor, to the Knowledge of such Party or any of its Affiliates, is any Governmental Authority in the process of imposing any lien for Taxes, upon such interest, other than with respect to Taxes not yet due and payable or being contested in good faith by appropriate proceedings;
(vi)    with respect to Asset Taxes relating to such interest, such Party (A) is not a party to any agreement with any Governmental Authority extending the time within which to file any Tax Return or (B) has not granted, or not been requested to grant, any extension or waiver of the statute of limitations for the assessment or collection of Taxes; and
(vii)    such Party is not a foreign person within the meaning of Section 1445 of the Code.
ARTICLE 6
OFFERS
6.1    Well Classification. At the end of each Quarter during the Offer Period, the Drilling Parties will mutually agree upon the classification of each Offer Well as either a Committed Well or a Uncertainty Well. Any dispute regarding the classification of an Approved Well will be resolved in accordance with Section 6.9.
6.2    EXCO Offers. On or before the last Business Day in the calendar month following the end of each Quarter during the Offer Period, EXCO will be required to offer to purchase the KKR Parties’ interest in each of (i) all Offer Wells that became Committed Wells during such Quarter and (ii) all Uncertainty Wells, in each case, subject to Section 6.8, at the Fair Market Value for such Offer Wells (each such offer for either the group of Committed Wells or the group of Uncertainty Wells, an “EXCO Offer”). Each EXCO Offer shall set forth the Committed Wells or the Uncertainty Wells, as applicable, and the applicable Fair Market Value for each such Offer Well, and shall include a copy of all production data relating to such Offer Wells that is available to EXCO or its Affiliates through the period that is five days prior to the date of such EXCO Offer. For the avoidance of doubt, in the event that the KKR Parties exercise the KKR Right to Retain pursuant to Section 6.6, EXCO shall not be obligated to include in any future EXCO Offer any offer to purchase any KKR Retained Interest. For the avoidance of doubt, although the EXCO Offer will indicate the Fair Market Value for each Committed Well therein, such EXCO Offer will be made and accepted by the KKR Parties (unless the KKR Parties exercise the KKR Right to Retain pursuant to Section 6.6) on the aggregate Fair Market Value for the group of Committed Wells in the applicable EXCO Offer.
6.3    The KKR Parties’ Response to EXCO Offers.
(k)    The KKR Parties, acting unanimously, may dispute the determination of Fair Market Value by EXCO for any Offer Well included in an EXCO Offer within 15 Business Days of the KKR Parties’ receipt of such EXCO Offer, which dispute will be resolved in accordance with Section 6.9.
(l)    Within 15 Business Days following the Drilling Parties’ mutual agreement on, or resolution of any dispute concerning, the Fair Market Value of the Offer Wells included in an EXCO Offer, the KKR Parties, acting unanimously, will respond to the EXCO Offer as follows:
(i)    Subject to Section 5.4(c) and Section 11.1(b), the KKR Parties, acting unanimously, must accept the aggregate Fair Market Value (subject to Section 6.8) for their interests in the group of Committed Wells included in an EXCO Offer by written notice to EXCO within such 15 Business Day period, subject to reduction upon exercise of the KKR Right to Retain, unless (A) the KKR Parties, acting unanimously, are entitled to exercise the KKR Right to Decline with respect to such group of Committed Wells included in an EXCO Offer in accordance with Section 6.4 in respect of such EXCO Offer or (B) EXCO has failed to pay the KKR Parties the First Year Amount within the time periods set forth in Section 6.7 through acquisition of Offer Wells included in each of the first four EXCO Offers and any First Year Retained Well Offers, in which case the KKR Parties, acting unanimously, may elect to accept or reject EXCO’s offer for any group of Committed Wells included within an EXCO Offer in their sole discretion. The failure of the KKR Parties to give notice or acceptance on an EXCO Offer for the group of Committed Wells included within an EXCO Offer within the 15 Business Day period when the KKR Parties are not entitled to reject the EXCO Offer under clause (A) or (B), shall be deemed an acceptance of the KKR Parties of EXCO’s offer to purchase such Committed Wells for the Fair Market Value.
(ii)    The KKR Parties, acting unanimously, may elect to accept or reject Fair Market Value for their interests in any Uncertainty Well included in an EXCO Offer.
6.4    The KKR Parties’ Right to Decline. Within 15 Business Days following the Drilling Parties’ mutual agreement on, or resolution of any dispute concerning, the Fair Market Value of the group of Committed Wells included in an EXCO Offer or a group of Retained Wells included in a First Year Retained Well Offer, the KKR Parties, acting unanimously, may elect by written notice to EXCO within such time period, to accept or reject the offer by EXCO to buy its interest in such group of Committed Wells or Retained Wells, as applicable, for the Fair Market Value of such group of wells (the “KKR Right to Decline”); provided that the aggregate Fair Market Value for such group of Committed Wells or group of Retained Wells, as applicable, does not equal or exceed the aggregate Drilling Capital Return Amount for such group of Committed Wells or group of Retained Wells; provided further that if the KKR Parties, acting unanimously, elect to exercise the KKR Right to Decline, then EXCO may elect to offer to purchase within 10 Business Days of the KKR Parties’ exercise of the KKR Right to Decline (and each KKR Party shall be deemed to have accepted and be required to sell within 10 Business Days of the KKR Parties’ exercise of the KKR Right to Decline) the KKR Parties’ interest in the group of Committed Wells or group of Retained Wells included in the immediately preceding EXCO Offer or First Year Retained Well Offer, as applicable, for the aggregate Drilling Capital Return Amount of such group of Committed Wells or group of Retained Wells. To the extent that EXCO does not have records relating thereto, the KKR Parties shall provide all documentation reasonably necessary for EXCO to verify the Drilling Capital Return Amount. If the KKR Parties are entitled to exercise the KKR Right to Decline in accordance with this Section 6.4, the failure of the KKR Parties to give a notice of the KKR Right to Decline to EXCO within such time period shall be deemed a rejection by the KKR Parties of EXCO’s offer to buy such group of Wells for the Fair Market Value.

6.5    Retained Well Offers. Contemporaneously with any EXCO Offer during the First Offer Year, EXCO may present to the KKR Parties a Retained Well Offer for the Retained Wells (if any) from any of the first three EXCO Offers (each a “First Year Retained Well Offer”) at the aggregate Fair Market Value for such group of Retained Wells, in each case based on new aggregate Fair Market Value determinations based on updated PV-10 Values for such Retained Wells as of the date of the applicable First Year Retained Well Offer. The KKR Parties, acting unanimously, may dispute the determination of Fair Market Value for the Retained Wells included in a First Year Retained Well Offer within 15 Business Days of the KKR Parties’ receipt of such Retained Well Offer, which dispute will be resolved in accordance with Section 6.9. Within 15 Business Days following the Parties’ mutual agreement on, or resolution of any dispute concerning, the Fair Market Value of the Retained Wells included in a First Year Retained Well Offer, each KKR Party must accept the aggregate Fair Market Value for its interest in the group of Retained Wells included in a First Year Retained Well Offer, subject to reduction upon exercise of the KKR Right to Retain, unless the KKR Parties, acting unanimously, are entitled to exercise the KKR Right to Decline in accordance with Section 6.4 in respect of such First Year Retained Well Offer, in which case, the KKR Parties, acting unanimously, may elect to accept or reject EXCO’s offer in their sole discretion. Following the First Offer Year, EXCO may make Retained Well Offers for Retained Wells in its sole discretion, which the KKR Parties, acting unanimously, will be entitled to accept or reject in their sole discretion. For the avoidance of doubt, although the First Year Retained Well Offer or Retained Well Offer, as applicable, will indicate the Fair Market Value for each Retained Well therein, such First Year Retained Well Offer or Retained Well Offer, as applicable, will be made and (if accepted by the KKR Parties) purchased (unless the KKR Parties exercise the KKR Right to Retain pursuant to Section 6.6) on the aggregate Fair Market Value for the group of Retained Wells in the applicable First Year Retained Well Offer or Retained Well Offer, as applicable.
6.6    The KKR Parties’ Right to Retain. The KKR Parties, acting unanimously, shall have a right to retain up to an undivided 15% of their collective interest in the group of Committed Wells included in an EXCO Offer or group of Retained Wells included in a Retained Well Offer, in each case, that are located in Area 1 (the “KKR Retained Interest”), and are purchased by EXCO pursuant to this Article 6 (the “KKR Right to Retain”). For the avoidance of doubt, the KKR Parties’ exercise of such KKR Right to Retain as to any group of Committed Wells included in an EXCO Offer or group of Retained Wells included in any Retained Well Offer shall be made on a group basis such that the KKR Parties’ retain up to an undivided 15% of their collective interest in each Well included in the group of Wells included in such offer.
6.7    Transfer of Offer Wells.
(a)    In the event the KKR Parties accept (or are deemed to have accepted) EXCO’s offer with respect to any group of Offer Wells hereunder, then within 10 Business Days following such acceptance, each KKR Party shall Transfer to EXCO, by conveyance with a special warranty by, through and under such KKR Party and its Affiliates in substantially the form attached hereto as Exhibit P, all of such KKR Party’s right, title and interest in and to such Offer Wells (subject to the KKR Right to Retain if exercised), upon EXCO’s payment to such KKR Party of the amount required to be paid under this Agreement. At or prior to the time of any such Transfer to EXCO, the KKR Parties shall eliminate all futures, options, swaps and other derivatives that are then binding on such Offer Wells (the “Hedges”), as well as any liens created by the KKR Parties that are then binding on such Offer Wells. The effective date for any such Transfer by the KKR Parties hereunder shall be the end of the Quarter immediately prior to the EXCO Offer or Retained Well Offer for such Offer Wells that was (or was deemed to have been) accepted by the KKR Parties in accordance with this Agreement (the “Transfer Effective Date”).
(b)    All revenues attributable to production of Oil and Gas from the Offer Wells Transferred after the Transfer Effective Date and received by the KKR Parties shall be remitted to EXCO within 10 Business Days of receipt. Any costs and expenses with respect to the Operation of such Offer Wells that were incurred after the Transfer Effective Date shall be the sole responsibility of EXCO.
(c)    The KKR Parties shall have, at their election, at any time within one year from the applicable Transfer Effective Date, the right to audit the books and records of EXCO attributable to the Offer Wells Transferred by the KKR Parties as of such Transfer Effective Date in order to verify the accuracy of revenues and expenses which are allocated between the Drilling Parties as of the Transfer Effective Date, in accordance with Section 6.7(b). During this period, EXCO agrees to furnish copies of appropriate documentation of such revenues and expenses. If any errors in the revenues and expenses allocated between the Drilling Parties are determined such that EXCO or the KKR Parties, as applicable, received an amount to which such Party was not entitled under this Section 6.7, then such Party shall promptly (and in any event within 10 Business Days following such determination) pay the other Party an amount equal to the amount of such over-payment.
6.8    Allocation of Fair Market Value. Notwithstanding anything in this Agreement to the contrary, in the event that the Fair Market Value for (a) the group of Committed Wells included in any EXCO Offer or (b) the group of Retained Wells included in any First Year Retained Well Offer, as applicable, equals or exceeds the Drilling Capital Return Amount for such group of Wells, EXCO will not pay each KKR Party its Proportionate Share of the Fair Market Value for such group of Wells and in lieu thereof will pay to each KKR Party its Proportionate Share of the sum of an amount equal to the Drilling Capital Return Amount for such group of Wells, plus 66.6667% of the difference (if any) between the Fair Market Value for such group of Wells and the Drilling Capital Return Amount for such group of Wells.
6.9    Proposed Fair Market Value.
(a)    The Fair Market Value of each Offer Well included in an EXCO Offer or Retained Well included in a First Year Retained Well Offer or Retained Well Offer will initially be proposed by EXCO based upon the criteria set out in Exhibit H. Upon receipt of an EXCO Offer, First Year Retained Well Offer or Retained Well Offer, the KKR Parties shall meet to negotiate and agree upon the Fair Market Value applying the methodology for determining the PV-10 Value of an Offer Well described on Exhibit H. If within 15 days of the KKR Parties’ receipt of an EXCO Offer or Retained Well Offer the Drilling Parties are unable to agree upon the Fair Market Value of specific Offer Well(s) or Retained Well(s) or if the Drilling Parties dispute the classification of specific Offer Well(s) or Retained Well(s) pursuant to Section 6.1 (in each case, a “Disputed Matter”), then either Drilling Party may submit the Disputed Matter to a petroleum engineer (with at least 10 years’ experience in petroleum reserve matters in Texas) to one of following petroleum engineering firms as agreed by the Drilling Parties: Netherland, Sewell and Associates, Inc. or Ryder Scott Company (the “Reserve Engineer”). The Reserve Engineer, once appointed, shall have no ex parte communications with the Parties concerning the Disputed Matter. All communications between any Drilling Party and the Reserve Engineer shall be conducted in writing, with copies sent simultaneously to the other Drilling Party in the same manner, or at a meeting to which all Drilling Parties have been invited and of which such Drilling Parties have been provided at least five Business Days’ notice.
(b)    The cost of the Reserve Engineer shall be paid 50% by EXCO and 50% by the KKR Parties. The Drilling Parties shall each present to the Reserve Engineer, with a simultaneous copy to the other Drilling Party, a single written statement of its position on the Disputed Matter, together with a copy of this Agreement and any supporting material that such Drilling Party desires to furnish, not later than 10 Business Days after appointment of the Reserve Engineer. In making his determination, the Reserve Engineer shall be bound by the terms of this Agreement (including the criteria set forth in Exhibit H) and, without any supplemental submittals by either such Drilling Party, may consider available industry matters as in his opinion are necessary or appropriate to make a proper determination. Additionally, any Reserve Engineer may consult with and engage disinterested Third Parties to advise him. Within 30 days following the submission of such written statements to the Reserve Engineer, applying the principles set forth in this Section 6.9(b) and this Agreement (including the criteria set forth in Exhibit H) the Reserve Engineer shall make its own determination of the Disputed Matter. The decision of the Reserve Engineer shall be in writing and conclusive and binding on the Parties and shall be enforceable against the Parties in any court of competent jurisdiction. The Reserve Engineer shall act as an expert for the limited purpose of determining the Fair Market Value of the disputed Offer Well(s) included in the applicable EXCO Offer, First Year Retained Well Offer or Retained Well Offer, as the case may be, or the classification of disputed Approved Well(s) pursuant to Section 6.1, shall not act as an arbitrator, shall not consider, hear or decide any matters except the specific reserve matters presented to them regarding the Disputed Matter, and shall not award damages, interest or penalties to any Drilling Party.
ARTICLE 7
ACQUIRED INTERESTS
7.1    Area of Mutual Interest. The Parties agree that any Working Interest in non-producing acreage acquired by any Party (an “Acquiring Party”) in any of the lands within the area outlined on the plat attached hereto as Exhibit A (subject to the exclusions set forth in Section 7.6, each an “Acquired Interest”) shall be subject to the terms and conditions of this Article 7. Notwithstanding anything herein to the contrary, to the extent any Acquired Interest acquired by EXCO is subject to EXCO’s business opportunities obligation under Section 11.1 of that certain Amended and Restated Limited Liability Company Agreement of EXCO/HGI GP, LLC, a Delaware limited liability company, by and between EXCO Holding MLP, Inc., a Texas corporation, and HGI Energy Holdings, LLC, a Delaware limited liability company, dated and effective as of February 14, 2013 (the “Partnership Opportunities Provisions”), then EXCO shall be permitted to offer such Acquired Interest that is subject to such obligation first to the Partnership. If the Partnership elects to acquire such Acquired Interest, then such Acquired Interest shall no longer be subject to this Article 7. If the Partnership does not elect to acquire such Acquired Interest pursuant to the Partnership Opportunities Provisions, then such Acquired Interest shall thereafter be subject to the provisions of this Article 7; provided, however, that EXCO shall have no obligation to deliver the AMI Offer Notice with respect to such Acquired Interest until the Partnership’s time period for electing to acquire such Acquired Interest has expired.
7.2    Notice of Acquisitions. Upon any acquisition of an Acquired Interest by an Acquiring Party, the Acquiring Party shall provide written notice (an “AMI Offer Notice”) to the other Party (the “Non-Acquiring Party”). Subject to the rights of any Third Parties under any relevant Operating Agreement, the Non-Acquiring Party shall have the right (but not the obligation) to acquire its (their) proportionate share in the Acquired Interest (the “AMI Offered Interest”) upon the same terms and conditions on which the Acquiring Party acquired the Acquired Interest, subject to assuming its share of all duties and obligations with respect to the Acquired Interest and paying the Acquiring Party the Non-Acquiring Party’s proportionate share of any consideration paid by the Acquiring Party (and, in the case of Acquired Interests including Leases, any lease broker costs incurred in acquiring such Leases). For the avoidance of doubt, with respect to an Acquired Interest, EXCO’s proportionate share is an undivided 50% interest and the KKR Parties’ proportionate share is an undivided 50% interest (in each case) of such Acquired Interest. An Acquiring Party shall use commercially reasonable efforts to assign a share of its rights and obligations under the acquisition documents to the Non-Acquiring Party; provided that the Acquiring Party shall not be required pay cash or otherwise surrender value or incur any liability to the selling Person to obtain such a right.
7.3    Election Right.
(g)    The Non-Acquiring Party shall have a period of 15 Business Days after receipt of the AMI Offer Notice to notify the Acquiring Party in writing whether it elects to acquire its AMI Offered Interest. Failure to give timely notice of such election shall be deemed an election not to acquire its AMI Offered Interest. If the Non-Acquiring Party timely elects to acquire its AMI Offered Interest, then the Acquiring Party and such Non-Acquiring Party shall enter into agreements for the Transfer of the Non-Acquiring Party’s proportionate share of such rights and obligations on substantially the same terms as provided in the agreements between the selling Person and the Acquiring Party or its Affiliate (with such changes as may be necessitated by the differences in parties, the transfer of only a proportionate share, the inclusion of lease broker costs to the extent required by Section 7.2 and, if applicable, the apportionment of rights from a package deal or the payment of the equivalent cash value (the “Cash Value”) in lieu of other consideration); provided that the Acquiring Party shall in no event have liability to the Non-Acquiring Party for representations, warranties or indemnities with respect to the Acquired Interest in excess of the Non-Acquiring Party’s proportionate share of amounts that the Acquiring Party actually recovers under the Third Party acquisition agreement and related documents for the same matters. The Parties shall execute and deliver the applicable documents and take such other actions as shall be reasonably required to accomplish the transfer promptly after the Non-Acquiring Party’s exercise of its option.
(h)    If the Non-Acquiring Party elects not to acquire or fails to make a timely election to acquire the AMI Offered Interest, such Non-Acquiring Party shall have no further rights whatsoever with regard to the Acquired Interest and such Acquired Interest shall be excluded for all purposes from this Agreement and the provisions hereof.
7.4    Farmouts. If the Acquired Interest arises out of a farmout agreement or similar agreement requiring the drilling of a well or the performance of other similar obligations, the election by the Non-Acquiring Party to acquire its AMI Offered Interest shall also constitute an election by such Non-Acquiring Party to join the Acquiring Party in all operations and obligations required to earn such AMI Offered Interest under such agreement and to bear its proportionate share of the cost thereof (and such Operations shall automatically be added to the then-current Development Plan).
7.5    Non-Cash Acquisitions/Package Acquisitions.
(a)    In the event an Acquired Interest is not acquired pursuant to a Transfer involving only cash consideration or is acquired with other properties included in a wider transaction (package deal), the Acquiring Party shall include in its notification to the Non-Acquiring Party a statement of the Cash Value of the Acquired Interest (excluding the drilling of wells or performance of other obligations included as part of the consideration), and the Non-Acquiring Party shall have a right to acquire its AMI Offered Interest on the same final terms and conditions as were negotiated with the proposed transferor except that it shall pay the Cash Value in immediately available funds to the Acquiring Party at the time of its acquisition of the AMI Offered Interest in lieu of the consideration (excluding the drilling of wells or performance of other obligations included as part of the consideration) payable in the Third Party offer, and the terms and conditions of the applicable instruments shall be modified to reflect the acquisition of the AMI Offered Interest for cash (together with interest thereon as provided in Section 7.3(a)). In the case of a package sale, the Non-Acquiring Party may not acquire an interest in the Acquired Interest subject to the proposed package sale unless and until the completion of the wider transaction (as modified by the exclusion of properties subject to preemptive rights or excluded for other reasons) with the package sale transferor. If for any reason the package sale terminates without completion, the Non-Acquiring Party’s rights to acquire the Acquired Interest subject to the proposed package sale shall also terminate.
(b)    For purposes of Section 7.5(a) the Cash Value proposed by the Acquiring Party in its notice shall be conclusively deemed correct unless the Non-Acquiring Party gives notice to the Acquiring Party within 10 days of its receipt of the AMI Offer Notice stating that it does not agree with the Acquiring Party’s statement of the Cash Value, stating the Cash Value (excluding the drilling of wells or performance of other obligations included as part of the consideration) it believes is correct, and providing any supporting information that it believes is helpful. In such event, the Drilling Parties shall have 10 days in which to attempt to negotiate an agreement on the applicable Cash Value. If no agreement has been reached by the end of such 10 day period, any affected Drilling Party shall be entitled to refer the matter to an independent expert as provided in Section 7.7 for determination of the Cash Value; provided that the Acquiring Party may elect to terminate the proposed acquisition of the Acquired Interest, and the Non-Acquiring Party may elect to revoke its notice of intention to purchase, in either case by notice to the other Party at any time prior to the time that the independent expert is retained pursuant to such provision. The Cash Value to be submitted to the independent expert by the Acquiring Party shall be the Cash Value provided by such Acquiring Party in the notice provided to the Non-Acquiring Party pursuant to Section 7.5(a), and the Cash Value to be submitted to the independent expert by the Non-Acquiring Party shall be the Cash Value provided by such Non-Acquiring Party in the notice provided to the Acquiring Party pursuant to this Section 7.5(b).
7.6    Exclusions/Operatorship. Notwithstanding anything to the contrary herein, this Article 7 shall not be applicable to: (a) Transfers among a Party and its Affiliates, including any Transfer between any KKR Party and any KKR Managed Entity; (b) acquisitions of interests in any entity or entities directly or indirectly owning an Acquired Asset if the direct or indirect interest in the Acquired Assets makes up less than 25% of the total Cash Value of the interest acquired or to be acquired; (c) any interests in Existing Wells or Wells that are not Approved Wells; or (d) any Lease (or the lands covered thereby) that is excluded from this Agreement because of an unobtained Required Consent. The Parties shall use commercially reasonable efforts to cause EXCO, and not a Third Party, to serve as operator of any Acquired Interest. Each Party agrees to cause its Affiliates to comply with this Article 7.
7.7    Independent Expert. For any decision referred to an expert under this Article 7, the Parties hereby agree that such decision shall be conducted expeditiously by an expert selected unanimously by the Parties. The expert is not an arbitrator of the dispute and shall not be deemed to be acting in an arbitral capacity. The Party desiring an expert determination shall give the other Party written notice of the request for such determination. If the Parties are unable to agree upon an expert within 10 Business Days after receipt of the notice of request for an expert determination, then, upon the request of any of the Parties, the AAA shall appoint such expert. The expert, once appointed, shall have no ex parte communications with the Parties concerning the expert determination or the underlying dispute. All communications between any Party and the expert shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting to which all Parties have been invited and of which such Parties have been provided at least five Business Days’ notice. Within 30 days after the expert’s acceptance of its appointment, the Parties shall provide the expert with a report containing their proposal for the resolution of the matter and the reasons therefor, accompanied by all relevant supporting information and data. Within 60 days of receipt of the above-described materials and after receipt of additional information or data as may be required by the expert, the expert shall select the proposal which it finds more consistent with the terms of this Agreement. The expert may not propose alternate positions or award damages, interest or penalties to any Party with respect to any matter. The expert’s decision shall be conclusive, final and binding on the Parties.
ARTICLE 8
REPRESENTATIONS, WARRANTIES AND AGREEMENTS
8.1    Representations and Warranties. EXCO hereby represents and warrants to each Initial KKR Investor, and each Initial KKR Investor, severally and not jointly, hereby represents and warrants to EXCO, the following:
(m)    Organization. Such Party is duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is qualified to do business and is in good standing in the State of Texas and in every other jurisdiction where the failure to so qualify would have a material adverse effect on its ability to execute, deliver and perform this Agreement and the other agreements contemplated herein.
(n)    Authority; Binding Effect.
(viii)    Such Party has all requisite power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby.
(ix)    Such Party has taken (or caused to be taken) all acts and other proceedings required to be taken by it to authorize the execution, delivery and performance by such Party of this Agreement and the other agreements contemplated herein. This Agreement has been duly executed and delivered by such Party and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium, reorganization or similar laws affecting the rights of creditors generally and by principles of equity, whether considered in a proceeding at law or in equity.
(o)    Noncontravention. Assuming compliance with all Third Party Rights, the execution, delivery and performance of this Agreement by such Party does not and will not (i) conflict with, or result in, any violation of or constitute a breach or default (with notice or lapse of time, or both) under (A) any provision of its organizational documents, or (B) any Law, agreement, instrument or license applicable to such Party, or (ii) require the submission of any notice, report, consent or other filing with or from any Governmental Authority or Third Parties, other than such consents as are customarily obtained after assignment of wells and Oil and Gas leases in the State of Texas.
(p)    Litigation. There are no actions, suits or proceedings pending or, to such Party’s Knowledge, threatened against it that if decided unfavorably to such Party could have a material adverse effect on the ability of such Party to execute, deliver or perform this Agreement.
(q)    Liability for Brokers’ Fees. Such Party has not incurred any obligation or liability, contingent or otherwise, for any fee payable to a broker or finder with respect to the matters provided for in this Agreement which could be attributable or charged to such Party.
(r)    Survival. Except for the representations and warranties in clauses (a) and (b) above, which shall survive indefinitely, the foregoing representations and warranties contained in this Section 8.1 shall terminate one year after the Closing Date and shall thereafter have no further force and effect.
8.2    Representations and Warranties of the Initial KKR Investors. Each Initial KKR Investor, severally and not jointly, hereby represents and warrants to EXCO the following:
(i)    Investment Representation. In acquiring any interest under this Agreement, it is acquiring such interests for its own account for investment purposes only, and not with a view to resale or distribution.
(j)    Financial Ability. Such Initial KKR Investor has the financial resources available to consummate the transactions contemplated by this Agreement, to pay the Purchase Price and to pay any and all fees and expenses incurred by such Initial KKR Investor in connection with the transactions contemplated by this Agreement. Such Initial KKR Investor has such Knowledge and experience in financial and business matters, and in Oil and Gas exploration projects of the type contemplated in and by this Agreement, that it is capable of evaluating the merits and risks of its investment hereunder, and such Initial KKR Investor is not in need of the protection afforded investors by the applicable securities Laws. In addition, such Initial KKR Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the Securities Act of 1933, as amended.
(k)    Independent Evaluation. In entering into this Agreement, except for the representations and warranties expressly and specifically provided in this Article 8 and the special warranty contained in the assignments made by EXCO to the Initial KKR Investors pursuant to this Agreement, such Initial KKR Investor acknowledges and affirms that it has relied and will rely solely on the representations and warranties contained in this Agreement and the special warranties of title contained in the assignments delivered to it pursuant hereto and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction, including its own estimate and appraisal of the extent and value of the Oil and Gas reserves or other value of the Assets.
(l)    KKR Management. The Initial KKR Investors are KKR Managed Entities.
(m)    Compliance with United States Foreign Corrupt Practices Act and Other Anti-Corruption Laws.
(x)    The Initial KKR Investors and their Controlling Affiliates are in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78a et seq. (1997 and 2000). In particular, neither the Initial KKR Investors nor any of their Controlling Affiliates have taken corrupt actions in furtherance of an offer, payment, promise to pay or authorization of the payment of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors, services, and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value, to a Government Official; while knowing or having a reasonable belief that all or some portion will be used for the purpose of: (i) influencing any act or decision of any such Government Official, including a decision to fail to perform his official functions, (ii) inducing any such official to do or omit to do any act in violation of the lawful duty of such official, or (iii) inducing any such Government Official to use his influence with any government, department, agency or instrumentality in order to assist any party in obtaining or retaining business with, or directing business to any Person or otherwise securing for any Person an improper advantage.
(xi)    The Initial KKR Investors and their Controlling Affiliates are in compliance with all applicable U.S. sanctions laws and regulations, including without limitation the Trading with the Enemy Act of 1917 (50 U.S.C. §§ 1-44), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), the Foreign Narcotics Kingpin Designation Act (21 U.S.C. 1901-1908, 8 U.S.C. 1182), the regulations administered by the U.S. Department of the Treasury, Office of Foreign Assets Control, and Executive Order 13224. In particular, neither the Initial KKR Investors nor any of their Controlling Affiliates have, directly or indirectly, engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods, or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person.
(xii)    Neither the Initial KKR Investors nor any of their Controlling Affiliates are a Prohibited Person.
(n)    Survival. The foregoing representations and warranties contained in this Section 8.2 shall terminate one year after the Closing Date and shall thereafter have no further force and effect.
8.3    Representations and Warranties of EXCO with Respect to EXCO. EXCO hereby represents and warrants to each KKR Party the following:
(c)    Status. EXCO is not a “foreign person” within the meaning of the Code §1445. EXCO will furnish to the KKR Parties an affidavit that satisfies the requirements of Code §1445(b)(2).
(d)    Calls on Production. With respect to the Working Interest in the Assets assigned to Admiral Acquisition Sub pursuant to the KKR Assignment or by CHK to any Other Admiral Sub as contemplated hereby, to EXCO’s Knowledge (after reasonable inquiry), there are no calls on production or contracts for sale of production encumbering such Assets that provide for the delivery of Oil and Gas at a price below the price that EXCO and its Affiliates are receiving for EXCO’s share of such production.
(e)    Taxes. With respect to the Assets covered by the KKR Assignment or any assignment by CHK to any Other Admiral Sub as contemplated hereby:
(i)    all Asset Taxes that are due and payable by EXCO have been paid;
(ii)    no income or franchise Taxes are due by or assessable against EXCO that could result in a lien or other claim against the KKR Share of such Assets;
(iii)    with respect to Asset Taxes attributable to the KKR Share of such Assets, all Tax Returns that are required to have been filed have been timely and properly filed and such Tax Returns are true, correct and complete in all material respects;
(iv)    there is no action, suit, proceeding, audit, examination, claim, assessment, deficiency, or adjustment pending, asserted, proposed or threatened by or against EXCO with respect to any Asset Taxes and no claim has ever been made by any authority in any jurisdiction where EXCO does not file Tax Returns alleging that EXCO or any Affiliate thereof may be subject to Asset Taxes in that jurisdiction;
(v)    there are no liens with respect to Taxes owed by EXCO, nor, to the Knowledge of EXCO or any of its Affiliates, is any Governmental Authority in the process of imposing any lien for Taxes, upon the KKR Share of such Assets, other than with respect to Taxes not yet due and payable or being contested in good faith by appropriate proceedings;
(vi)    with respect to Asset Taxes attributable to the KKR Share of such Assets, EXCO (A) is not a party to any agreement with any Governmental Authority extending the time within which to file any Tax Return or (B) has not granted, or been requested to grant, any extension or waiver of the statute of limitations for the assessment or collection of Taxes; and
(vii)    EXCO is not a foreign person within the meaning of Section 1445 of the Code.
(f)    Tax Partnership. Except as contemplated by Section 5.15, as of the Closing Date, (i) none of the Assets being assigned pursuant to the KKR Assignment or to any Other Admiral Sub as contemplated hereby constitutes an equity interest in any corporation, partnership, limited liability company, or any other entity, and (ii) none of the Assets are subject to tax partnership reporting requirements for federal income tax purposes.
(g)    Insurance Coverage. As of the Closing Date, EXCO has procured in effect insurance coverages in scope and amount not less than the coverages that may be required by Laws, any Governmental Authorities and any Operating Agreement by which the Assets are then bound, including the policies set forth on Exhibit N. EXCO has named each of the KKR Parties as an additional insured under the policies set forth on Exhibit N (or replacements thereof) with respect to any Approved Wells (subject to the limitations set forth in the Operating Agreements).
(h)    Survival. The foregoing representations and warranties contained in this Section 8.3 (other than the representations provided for in clauses (a), (c), (d), and (e) which representations shall remain in effect until 30 days after the expiration of the applicable statute of limitations, but not thereafter) shall terminate one year after the Closing Date and shall thereafter have no further force and effect.
(i)    Compliance with United States Foreign Corrupt Practices Act and Other Anti-Corruption Laws.
(i)    EXCO and its Controlling Affiliates are in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78a et seq. (1997 and 2000). In particular, neither EXCO nor any of its Controlling Affiliates has taken corrupt actions in furtherance of an offer, payment, promise to pay or authorization of the payment of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services, and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value, to a Government Official, while knowing or having a reasonable belief that all or some portion will be used for the purpose of: (i) influencing any act or decision of any such Government Official, including a decision to fail to perform his official functions, (ii) inducing any such official to do or omit to do any act in violation of the lawful duty of such official, or (iii) inducing any such Government Official to use his influence with any government, department, agency or instrumentality in order to assist any party in obtaining or retaining business with, or directing business to any Person or otherwise securing for any Person an improper advantage.
(ii)    EXCO and its Controlling Affiliates are in compliance with all applicable U.S. sanctions laws and regulations, including the Trading with the Enemy Act of 1917 (50 U.S.C. §§ 1-44), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), the Foreign Narcotics Kingpin Designation Act (21 U.S.C. 1901-1908, 8 U.S.C. 1182), the regulations administered by the U.S. Department of the Treasury, Office of Foreign Assets Control, and Executive Order 13224. In particular, neither EXCO nor any of its Controlling Affiliates have, directly or indirectly, engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods, or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person.
(iii)    Neither EXCO nor any of its Controlling Affiliates are a Prohibited Person.
8.4    Representations and Warranties of EXCO with Respect to Admiral Acquisition Sub. EXCO hereby represents and warrants to each Initial KKR Investor the following:
(c)    Organization. Admiral Acquisition Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business and is in good standing in the State of Texas and in every other jurisdiction where the failure to so qualify would have a material adverse effect on its ability to execute, deliver and perform the other agreements contemplated herein.
(d)    Authority; Binding Effect.
(viii)    Admiral Acquisition Sub has all requisite power and authority to perform its obligations under this Agreement and to carry out the transactions contemplated thereby.
(ix)    Admiral Acquisition Sub has taken (or caused to be taken) all acts and other proceedings required to be taken by it to authorize the performance by Admiral Acquisition Sub under this Agreement and the other agreements contemplated herein.
(e)    Noncontravention. Assuming compliance with all Third Party Rights, the performance of this Agreement by Admiral Acquisition Sub does not and will not (i) conflict with, or result in, any violation of or constitute a breach or default (with notice or lapse of time, or both) under (A) any provision of its organizational documents, or (B) any Law, agreement, instrument or license applicable to Admiral Acquisition Sub, or (ii) require the submission of any notice, report, consent or other filing with or from any Governmental Authority or Third Parties, other than such consents as are customarily obtained after assignment of wells and Oil and Gas leases in the State of Texas.
(f)    Subject Equity Interests.
(iii)    At the Closing, the only issued and outstanding equity interests of Admiral Acquisition Sub will be the Subject Equity Interests.
(iv)    At the Closing, the Subject Equity Interests will be duly authorized and validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights. Except for the Subject Equity Interests, there will be no other outstanding equity interests in Admiral Acquisition Sub, or any contractual arrangements giving any Person a right to receive any benefits or rights similar to the rights enjoyed by or accruing to the holders of the limited liability company interest in Admiral Acquisition Sub. Other than pursuant to this Agreement, at the Closing there will be no outstanding warrants, options, rights, convertible or exchangeable securities or other commitments pursuant to which EXCO or Admiral Acquisition Sub will or may become obligated to issue or sell any equity interests in Admiral Acquisition Sub. Other than this Agreement and the respective governing agreements of Admiral Acquisition Sub, the Subject Equity Interests are not subject to any voting agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreements, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Subject Equity Interests.
(g)    Absence of Liabilities. Since the date of its formation, Admiral Acquisition Sub has not carried on any business or conducted any operations other than the applicable assignment of Area 1 Leases from CHK.
(h)    Survival. The foregoing representations and warranties contained in this Section 8.4 shall terminate one year after the Closing Date and shall thereafter have no further force and effect.
8.5    Compliance Matters. To the extent that EXCO has Knowledge thereof, EXCO shall provide prompt written notice to each KKR Party of any material adverse environmental matters relating to or affecting the Assets, the development thereof or the Operations conducted thereon, including but not limited to, notices of violation, actions to challenge or revoke necessary permits or authorizations, significant spills or releases or discovery of contamination on, under or from the Leases. In connection with Operations conducted by EXCO, EXCO shall at all times comply in all material respects with all Laws, including without limitation all Laws related to health, safety, the protection of the environment, natural resources or threatened or endangered species, pollution or its impacts on human health, which compliance includes the possession of, and compliance with, all Permits, including any Permit related to air emissions, gas flaring and hydrogen sulfide management.
ARTICLE 9
CONDITIONS TO CLOSING
9.1    Conditions to Obligations of the KKR Parties to Closing. The obligation of the Initial KKR Investors to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction of the following conditions.
(o)    Representations and Warranties. (i) The representations and warranties of EXCO contained in Sections 8.1, 8.3 and 8.4 shall be true and correct in all material respects (without regard to any materiality qualifiers contained therein), in each case as of the Execution Date and as of the Closing Date as though such representations and warranties were made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (without regard to any materiality qualifiers contained therein) as of such earlier date).
(p)    No Injunction. No provision of any Law will be in effect that prohibits or makes illegal the consummation of the Closing.
(q)    CHK Closing. The CHK Closing shall have occurred or the parties thereto shall be ready, willing and able to close the transactions contemplated by the CHK PSA.
(r)    KKR Assignment. CHK shall have delivered (or be ready, willing and able to deliver) its duly executed signature page counterparts to the KKR Assignment covering the Initial KKR Assets to the Admiral Acquisition Sub.
(s)    Share Assignment. EXCO shall have delivered (or be ready, willing and able to deliver) its duly executed signature page counterparts to the Share Assignment to the Initial KKR Investors.
(t)    Operating Agreement. EXCO shall have delivered its duly executed signature page counterpart to the Assets Operating Agreement, to the extent applicable.
(u)    Certification of Non-Foreign Status. EXCO shall have delivered a certification of its non-foreign status in accordance with U.S. Treasury Regulation Section 1.1445-2(b)(2).
9.2    Conditions to Obligations of EXCO to Closing. The obligation of EXCO to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction of the following conditions.
(j)    Representations and Warranties. The representations and warranties of the Initial KKR Investors contained in Sections 8.1 and 8.2 shall be true and correct in all material respects (without regard to any materiality qualifiers contained therein), in each case as of the Execution Date and as of the Closing Date as though such representations and warranties were made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (without regard to any materiality qualifiers contained therein) as of such earlier date).
(k)    No Injunction. No provision of any Law will be in effect that prohibits or makes illegal the consummation of the Closing.
(l)    Operating Agreement. Each KKR Party shall have delivered its duly executed signature page counterpart to the Assets Operating Agreement.
(m)    CHK Closing. The CHK Closing shall have occurred or the parties thereto shall be ready, willing and able to close the transactions contemplated by the CHK PSA.
(n)    KKR Assignment and EXCO Assignment. CHK shall have delivered (or be ready, willing and able to deliver) its duly executed signature page counterparts to the KKR Assignment covering the Initial KKR Assets to the Admiral Acquisition Sub and the EXCO Assignment to EXCO.
(o)    Closing Payment. Each Initial KKR Investor shall have paid to EXCO each such Initial KKR Investor’s proportionate share of the Closing Payment.
9.3    Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:
(i)    by the mutual written consent of EXCO and the Initial KKR Investors;
(j)    by either EXCO or the Initial KKR Investors if the CHK PSA is terminated in accordance with the terms and conditions set forth therein; or
(k)    by either EXCO or the Initial KKR Investors if the transactions contemplated at the Closing have not been consummated within 60 days of the CHK Closing; provided that a Party may not terminate this Agreement pursuant to this Section 9.3(c) while such Party is in material breach of this Agreement.
ARTICLE 10
INDEMNIFICATION
10.1    Indemnification of KKR Parties by EXCO. Effective as of the Closing, EXCO shall RELEASE, DEFEND, PROTECT, INDEMNIFY and HOLD HARMLESS each KKR Party, its Affiliates, and all of their respective partners, members, managers, officers, employees, directors, agents and representatives (collectively, the “KKR Indemnified Parties”), from and against any losses including any loss or damage on account of illness, injury or death suffered by any Person, or the loss or damage to the property of any Person, arising out of, in connection with, or relating to (i) EXCO’s breach of any representation or warranty contained in this Agreement and (ii) personal injury, casualty loss or any loss caused by a discharge of Oil and Gas, pollutants or other contaminants into or onto any medium such as land, surface water, ground water or air, in each case relating to or arising out of EXCO’s ownership or Operation of the Existing Wells located on the Oil and Gas leases described on Exhibit B or the lands pooled or unitized therewith.
10.2    Indemnification of EXCO by KKR Parties. Effective as of the Closing, each KKR Investor shall RELEASE, DEFEND, PROTECT, INDEMNIFY and HOLD HARMLESS EXCO, its Affiliates, and all of their respective partners, members, managers, officers, employees, directors, agents and representatives (collectively, the “EXCO Indemnified Parties”) from and against any loss or damages including any loss or damage on account of illness, injury or death suffered by any Person, or the loss or damage to the property of any Person, arising out of, in connection with, or relating to such KKR Investor’s breach of any representation or warranty under this Agreement.
10.3    Indemnification Procedures. All claims for indemnification under Section 10.1 or Section 10.2 shall be asserted and resolved as follows:
(d)    For purposes of this Section 10.3, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party having any obligation to indemnify another Party or Person with respect to such Liabilities pursuant to Section 10.1 or Section 10.2, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party or Person having the right to be indemnified with respect to such Liabilities pursuant to Section 10.1 or Section 10.2.
(e)    To make a claim for indemnification under Section 10.1 or Section 10.2, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 10.3, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party acquires actual notice of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 10.3 shall not relieve the Indemnifying Party of its obligations under Section 10.1 or Section 10.2 (as applicable), except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation or warranty the Claim Notice shall specify the representation or warranty that was inaccurate or breached.
(f)    In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party whether it shall assume the defense of such Third Party Claim within 30 days of receipt of such Third Party Claim. In the event that the Indemnifying Party fails to notify the Indemnified Party within such time period on whether it elects to assume such defense, the Indemnifying Party shall be deemed to have elected not to assume such defense. The Indemnified Party is authorized, prior to notice by the Indemnifying Party that it shall assume the defense of such Third Party Claim, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.
(g)    If the Indemnifying Party shall have assumed the defense of the Third Party Claim, the Indemnifying Party shall have full control of such defense and proceedings, including, subject to the last sentence of this Section 10.3(d), any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party shall cooperate in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, at its own expense, but subject to the Indemnifying Party’s full control of, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 10.3(d); provided that the Indemnified Party shall not be required to bring any counterclaim or cross complaint against any Person. An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto that does not include an unconditional release of the Indemnified Party from all Liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).
(h)    If the Indemnifying Party does not assume (or is deemed to have not assumed) the defense of the Third Party Claim or fails to diligently defend such Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel selected by the Indemnified Party. Any settlement of the Third Party Claim by the Indemnified Party shall require the consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed), unless the settlement is solely for money damages and results in a final resolution.
(i)    In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liabilities or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such 30-day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.
(j)    For purposes of this Section 10.3, the term “Liabilities” means any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, losses, Taxes, damages, penalties, fines or costs and expenses, including any attorney’s fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage.
ARTICLE 11
TRANSFER
11.1    Transfer.
(l)    Subject to Sections 11.2 and 11.3, either Drilling Party may Transfer all or any part of its right, title or interest in the Assets; provided that any transferee must agree in writing, for the express benefit of the other Drilling Party, to be bound by the terms hereof and to assume the obligations of such transferor Party under this Agreement with respect to the interest being Transferred, including, in the case of EXCO, EXCO’s obligations to purchase the KKR Parties’ right, title and interest (or portion thereof) in the Assets in accordance with Article 6, in so far as such obligations pertain to the Assets Transferred, which shall continue to be burdened by the rights and obligations of the KKR Parties hereunder; and provided further that, except for Transfers by the KKR Parties to any KKR Managed Entity, neither Party may Transfer all or any part of its right, title or interest in the Assets prior to the resolution of all offers for Offer Wells included in the first four EXCO Offers hereunder. Neither Party may Transfer any of their rights and obligations under this Agreement except in connection with a Transfer of its right, title and interest in the Assets and then only to the extent relating to the Assets so Transferred. No Transfer of a Party’s right, title and interest in the Assets or this Agreement or entry into a Permitted Pledge shall relieve such Party of any of its obligations under this Agreement. Any purported Transfer not made in accordance with the terms and conditions of this Agreement shall be null and void.
(m)    In the event the EXCO Net Mineral Acres are reduced below 50% of the Target Net Mineral Acres for any reason, the KKR Parties shall have no further obligation to accept any EXCO Offer for Committed Wells or First Year Retained Well Offer from EXCO under Article 6.
11.2    Tag Along Right.
(k)    If a Transferring Party receives a written offer to Transfer all or any part of its interest in the Area 1 Assets to a Third Party that a Transferring Party proposes to accept (a “Proposed Tag-Along Sale”), then the other Party owning an interest in the same Leases and Wells (the “Non-Transferring Party”) shall be entitled to exercise tag-along rights to participate in such Transfer at the same price and on the same terms and conditions as those offered to such Third Party (the “Tag-Along Rights”), all as set forth herein; provided that EXCO shall have no right to exercise Tag-Along Rights following the second anniversary of the Closing Date. For purposes of this Section 11.2, a Proposed Tag-Along Sale that results from a Change in Control of a Transferring Party shall be deemed a Transfer of 100% of such Transferring Party’s Working Interest in the Area 1 Assets.
(l)    No later than 15 Business Days following a Transferring Party’s receipt of a written offer constituting a Proposed Tag-Along Sale (a “Tag-Along Offer”), such Transferring Party shall deliver a written notice (a “Tag-Along Notice”) to the Non-Transferring Party (the “Tag-Along Party”) stating that such Transferring Party desires to effect a Proposed Tag-Along Sale, which notice shall (i) set forth the identity of the Person (the “Offeror”) that desires to acquire such Transferring Party’s interest in the Area 1 Assets, (ii) include a copy of the written offer for the Proposed Tag-Along Sale, and (iii) set forth such Transferring Party’s interest in the Area 1 Assets (the “Offered Interest”) that the Offeror proposes to acquire.
(m)    Within 30 days of its receipt of a Tag-Along Notice, the Tag-Along Party shall have the right, but not the obligation, to elect, by written notice to the Transferring Party, to include a portion of its respective interest in the Area 1 Assets constituting the same type of interest in the same Leases and Wells as the Offered Interest in the Proposed Tag-Along Sale, expressed as a percentage of the net acreage and Approved Wells included in the Offered Interest equal to its respective proportionate share of the Offered Interest (the “Tag-Along Interest”). The failure of the Tag-Along Party to give unconditional written notice of such election within such period shall be deemed an election by such Tag-Along Party not to exercise its respective Tag-Along Right.
(n)    If the Tag-Along Party exercises its Tag-Along Rights, then the Tag-Along Party and the Transferring Party shall participate in the Proposed Tag-Along Sale and the Offered Interest shall be reduced to the extent of the Tag-Along Interest unless the Offeror elects to acquire all of the interests of the Tag-Along Party and the Transferring Party relating to the Area 1 Assets covered by the Tag-Along Offer.
(o)    If the Tag-Along Party does not elect to exercise the Tag-Along Rights, then the Transferring Party may, for a period of 120 days from the date of the Tag-Along Notice, consummate the Proposed Tag-Along Sale at a price that is no more favorable than that set forth in the Tag-Along Notice. Immediately after the closing of the Proposed Tag-Along Sale, the Transferring Party shall provide to the Tag‑Along Party true and complete copies of all agreements relating to such Transfer.
(p)    In the event that the Offeror fails to purchase the Tag-Along Interest for which Tag-Along Rights have been properly exercised by the Tag-Along Party, then the Transferring Party shall not be permitted to consummate the sale of the Offered Interest to the Offeror without the prior written consent of the Tag-Along Party, which consent may be withheld in such Tag-Along Party’s sole discretion.
11.3    Right of First Offer.
(a)    In addition to, and subject to, the restrictions contained in Sections 11.1 and 11.2, if a Transferring Party intends to Transfer all or part of its interest in the Area 1 Assets to a Third Party, the Transferring Party shall, prior to effecting such Transfer, deliver written notice (a “Sale Notice”) to the Non-Transferring Party.
(b)    Within 15 Business Days following the receipt of the Sale Notice by the Non-Transferring Party, the Non-Transferring Party shall have a right to make a first offer (a “ROFO Offer”) to purchase all, but not less than all, of the interest in the Area 1 Assets that the Transferring Party intends to Transfer (the “ROFO Offered Interests”). Any such ROFO Offer shall be in writing and shall contain the price and all material terms on which the Non-Transferring Party proposes to purchase the ROFO Offered Interests.
(c)    If the Non-Transferring Party does not offer to purchase 100% of the ROFO Offered Interests from the Transferring Party within the 15 Business Days period provided in Section 11.3(b), then the Transferring Party shall, subject to the provisions set forth in Sections 11.1 and 11.2, be free to direct the Transfer of the ROFO Offered Interests to a Third Party at a price and on terms and conditions acceptable to such Transferring Party in its sole discretion during the 180-day period immediately following the expiration of such 15 Business Days period.
(d)    If the Non-Transferring Party offers to purchase 100% of the ROFO Offered Interests within the 15 Business Days period provided in Section 11.3(b), the Transferring Party shall consider such ROFO Offer and shall have 15 Business Days following its receipt of the ROFO Offer to accept or reject it. Until the ROFO Offer is rejected, the Transferring Party may not solicit offers with respect to the ROFO Offered Interests from any Third Party.
(e)    If the Transferring Party accepts the ROFO Offer or the Drilling Parties otherwise agree upon the material terms and conditions applicable to the sale of the ROFO Offered Interests to the Non-Transferring Party, then the Non-Transferring Party and the Transferring Party will have 60 days from such acceptance within which to close the respective purchases of the ROFO Offered Interests, subject to extension to the extent necessary to satisfy applicable regulatory approvals (if any).
(f)    If the Transferring Party rejects the ROFO Offer, then the Transferring Party may only Transfer all but not less than all of the ROFO Offered Interests to a Third Party at a price that is no less than 105% of the price set forth in the ROFO Offer and then only during the 180-day period following such rejection, subject to extension to the extent necessary to satisfy applicable regulatory approvals (if any). After such 180-day period (as extended, to the extent applicable), any proposed Transfer shall once again be subject to the terms and conditions of this Section 11.3 to the extent provided herein.
ARTICLE 12
NOTICES
12.1    Notices. Subject to Section 12.2, all notices and communications required or permitted under this Agreement shall be in writing and addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered and received upon the earliest of: (i) if by personal delivery, then upon actual receipt by the Party to be notified if received during business hours on a Business Day or, if not received during business hours on a Business Day, then on the next Business Day; (ii) if delivered by U.S. Postal Service, certified mail, postage prepaid, return receipt requested, then upon the date shown as received on the return notice; (iii) if by facsimile transmission, then upon confirmation by the recipient of receipt (including electronic confirmation) if received during business hours on a Business Day or, if not received during business hours on a Business Day, then on the next Business Day, or (iv) if by Federal Express overnight delivery (or other reputable overnight delivery service), then the date shown on the date of delivery if such date is a Business Day or if such date is not a Business Day, then on the next Business Day. Addresses for all such notices and communication shall be as follows:
To EXCO:         EXCO Resources, Inc.
12377 Merit Drive
Dallas, Texas 75251
Attention: Mark Mulhern, Chief Financial Officer
Facsimile: 214-706-3409
With a copy to:    EXCO Resources, Inc.
12377 Merit Drive
Dallas, Texas 75251
Attention: Lanny Boeing, Vice President and General Counsel
Facsimile: 214-706-3409

To KKR Parties:    Admiral A Holding L.P.
Admiral B Holding L.P.
600 Travis Street, Suite 7200
Houston, TX 77002
Attention: Dash Lane
Facsimile: (713) 583-9430

With a copy to:    RPM Energy Management LLC
600 Travis Street, Suite 7225
Houston, Texas 77002
Attention: Land Department
Email: admiral_notices@rpm-energy.com

With a copy to:    Baker Botts L.L.P.
910 Louisiana Street
Houston, TX 77002
Attention: Hugh Tucker
Facsimile: (713) 229-2856
Any Party may, upon written notice to the other Parties, change the address and Person to whom such communications are to be directed.
12.2    Daily Notices. With respect to any notices and communications required or permitted to be given pursuant to Article 4 or Article 5, such notices and communications shall be sufficient in all respects if given in accordance with Section 12.1 or if such notice is delivered by email return receipt requested to the address specified for a Person in Section 12.1; provided that daily notices required or permitted to be given to the KKR Parties under Article 4 or Article 5 shall be delivered to admiral_data@rpm-energy.com. Any notice given by email shall be deemed to have been given on the Business Day such email was sent, if sent during normal business hours, and on the Business Day following such email being sent, if sent at a time other than normal business hours.
ARTICLE 13
TERMINATION AND REMEDIES
13.1    Term.
(g)    The “Term” of this Agreement shall begin on the Execution Date and, unless earlier terminated by mutual written agreement of the Drilling Parties, shall remain in full force and effect until the resolution of all outstanding offers for the purchase of Approved Wells made pursuant to Article 6 during the Offer Period.
(h)    It is not the intent of the Parties that any provisions in this Agreement violate any Law regarding the rule against perpetuities, the suspension of the absolute power of alienation or other rules regarding the vesting or duration of estates, and this Agreement shall be construed as not violating such rule to the extent the same can be so construed consistent with the intent of the Parties. In the event, however, that any provision of this Agreement is determined to violate such rule, then such provision shall nevertheless be effective for the maximum period (but not longer than the maximum period) permitted by such rule that will result in no violation. To the extent the maximum period is permitted to be determined by reference to “lives in being,” the Parties agree that “lives in being” shall refer to lifetime of the last to die of the living lineal descendants of the late Joseph P. Kennedy, Sr. (father of the late President of the United States of America).
13.2    Notice of Default; Remedies. If a Party is in breach of any of its obligations under this Agreement, the non-breaching Party shall notify the breaching Party of such failure in writing, and the breaching Party shall have 15 days following receipt of such notice to remedy the default. In the event the non-breaching Party fails to timely remedy the default, the non-breaching Party may, at its sole discretion upon notice to the breaching Party, elect to terminate this Agreement. Each Party shall be entitled to receive contractual damages or specific performance for the failure of the other Party to deliver any assignment required to be delivered by such other Party pursuant to the terms hereof.
13.3    Effect of Termination. The provisions of Sections 5.1, 5.5, 5.6(a), 5.12(a), 5.14, 11.1(a), this Section 13.3, Articles 8 (to the extent set forth therein), 10 and 14, shall survive the termination of this Agreement. The provisions of Section 11.2 and Section 11.3 shall survive the termination of this Agreement for a period of 10 years from the Execution Date.
ARTICLE 14
MISCELLANEOUS
14.1    Entire Agreement. This Agreement, together with the Exhibits and Schedules attached hereto, the Tax Partnership Agreement and the Operating Agreements constitute the entire agreement between the Parties, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, including that Memorandum of Understanding dated as of June 13, 2013 between KKR and EXCO Resources, Inc.
14.2    Amendments. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by both Parties.
14.3    Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver, unless otherwise expressly provided.
14.4    KKR Representative. For purposes of this Agreement, each KKR Party, without any further action, shall be deemed to have consented to the appointment of RPM Energy Management, LLC, as its representative (in such capacity, the “KKR Representative”), as the attorney-in-fact for and on behalf of each such KKR Party, with respect to the exercise of any Election or other action that the KKR Parties are required or permitted to make or take on behalf of the KKR Parties, as the case may be, under the terms of this Agreement, including the approval of any Development Plan Update; the execution of any Area 1 Assignment, Farmout Assignment, Non-Core Well Assignment or any assignment from the KKR Parties in accordance with Section 6.7(a); the agreement on the Fair Market Value of the Offer Well(s); the agreement on the classification of Offer Wells; and the receipt of, and Election with respect to, any AFEs (the “Delegated Matters”). The KKR Parties (and their respective successors and assigns) may terminate the appointment of the KKR Representative to act on their behalf under this Agreement by providing written notice to EXCO and the KKR Representative; provided that in the event of any such termination prior to the expiration of the Term, then prior to such termination, the KKR Parties (and/or their respective successors and assigns) must designate an alternative Person to serve as KKR Representative. Until the expiration of the Term, each KKR Party (and their respective successors and assigns) will be bound by all actions taken and decisions made by the KKR Representative in connection with this Agreement with respect to the Delegated Matters. For the avoidance of doubt, during the period in which the KKR Representative is acting on the KKR Parties’ behalf under this Agreement, the KKR Parties will be treated as a single Party for purposes of any election made by the KKR Parties under Article 3, Article 4, Article 6 or Article 11. Following the expiration of the Term, each KKR Party may exercise the rights of the “KKR Parties” under Article 4, Article 6 or Article 11 independently of the other KKR Parties. The Parties acknowledge and agree that (a) the KKR Representative’s actions and omissions with respect to the Delegated Matters are taken or made solely in its capacity as an agent and representative of the applicable KKR Parties, (b) EXCO shall be entitled to rely upon the KKR Representative’s decisions with respect to the Delegated Matters and shall have no obligation to independently verify with any other KKR Party (or its respective successors and assigns) such decisions, and (c) the KKR Representative is a third party beneficiary of this sentence.
14.5    Applicable Law; Venue. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, USA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EXCEPT FOR ANY MATTER DETERMINED BY A CONSULTANT UNDER SECTION 2.6, A RESERVE ENGINEER UNDER SECTION 6.9 OR AN EXPERT UNDER SECTION 7.7, THE PARTIES AGREE THAT THE APPROPRIATE, EXCLUSIVE AND CONVENIENT FORUM FOR ANY DISPUTES BETWEEN ANY OF THE PARTIES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE IN ANY STATE OR FEDERAL COURT IN HARRIS COUNTY, TEXAS, AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. THE PARTIES FURTHER AGREE THAT THE PARTIES SHALL NOT BRING SUIT WITH RESPECT TO ANY DISPUTES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OR JURISDICTION OTHER THAN THE ABOVE SPECIFIED COURTS. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NON-APPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE OF THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT. EXCEPT TO THE EXTENT THAT A DIFFERENT DETERMINATION OR FINDING IS MANDATED DUE TO THE APPLICABLE LAW BEING THAT OF A DIFFERENT JURISDICTION, THE PARTIES AGREE THAT ALL JUDICIAL DETERMINATIONS OR FINDINGS BY A STATE OR FEDERAL COURT IN HARRIS COUNTY, TEXAS WITH RESPECT TO ANY MATTER UNDER THIS AGREEMENT SHALL BE BINDING.
14.6    Jury Waiver. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH PARTY WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
14.7    Reciprocal Liens. The Parties acknowledge that the Operating Agreements contain reciprocal liens upon any interest a Party now owns or hereafter acquired in the Assets to secure such Party’s payment obligations under such Operating Agreement, including charges paid under this Agreement in accordance with the Operating Agreement. The Parties acknowledge that notwithstanding anything in the Operating Agreements to the contrary, the liens in the Operating Agreements are subject to the EXCO Credit Agreement and the KKR Credit Agreements.
14.8    Expenses. All fees, costs and expenses incurred by the Parties in negotiating this Agreement or in consummating the transactions contemplated hereunder shall be paid by the Party incurring same, including legal and accounting fees, costs and expenses. Any sales Tax, transfer Tax, documentary Tax or recording fees or other charges relating to an assignment made pursuant to this Agreement shall be paid for and borne by the assignee.
14.9    Payments.
(a)    All payments made or to be made under this Agreement to EXCO shall be made by electronic transfer of immediately available funds to EXCO, at the account set forth opposite EXCO’s name on Schedule 14.9 or to another account specified by EXCO to the Person making such payment at least two Business Days prior to such payment.
(b)    All payments made or to be made under this Agreement to the KKR Parties shall be made by electronic transfer of immediately available funds to each KKR Party, at the account set forth opposite such KKR Party’s name on Schedule 14.9 or to another account specified by such KKR Party to the Person making such payment at least two Business Days prior to such payment.
14.10    Limitation on Damages. EACH PARTY HEREBY EXPRESSLY WAIVES, RELEASES AND DISCLAIMS ANY AND ALL RIGHTS TO RECOVER FROM ANY OTHER PARTY ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, EXEMPLARY OR LOSS OF PROFIT DAMAGES RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR ANY BREACH OF OR FAILURE TO PERFORM UNDER THIS AGREEMENT, INCLUDING LOST SALES, INCOME, REVENUE, PRODUCTION, RESERVES OR OPPORTUNITY.
14.11    Relationship of Parties. This Agreement is not intended to create, and shall not be construed to create, an association for profit, a trust, a joint venture, a mining partnership or other relationship of partnership, or entity of any kind between the Parties.
14.12    Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable. If any provisions of this Agreement, in whole or in part, are held invalid as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion; provided that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Law.
14.13    Covenants Running with Lands. This Agreement and the terms, conditions and covenants hereof shall be deemed to be covenants running with the lands, and a burden upon a Party’s interest in the Assets, for the benefit of EXCO’s (with respect to the burden on each KKR Party) or each KKR Party’s (with respect to the burden on EXCO) interest in the Assets.
14.14    Timing. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.
14.15    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties, Admiral Acquisition Sub, any Other Admiral Sub with respect to which equity ownership has been conveyed to Admiral Acquisition Sub in accordance herewith, and their respective successors and assigns.
14.16    Announcements. The Parties shall consult with each other with regard to all press releases and other announcements concerning (i) this Agreement or (ii) the operations within the Leases to the extent such press releases or announcements make reference to the name of the other Party and, except (i) as may be required by Laws or the applicable rules and regulations of any governmental agency or stock exchange, or (ii) disclosures to any Party’s potential or existing financing sources or institutional investors or as otherwise permitted pursuant to Section 14.17, neither Party shall issue any such press release or make any other announcement without the prior written consent of the other Party, which consent shall not be unreasonably withheld.
14.17    Confidentiality. The Parties shall keep the terms of this Agreement and all Exhibits and Schedules hereto confidential and not disclose the same to any other Person without the prior written consent of the other Party; provided that the foregoing shall not apply to (i) disclosures required by Law, regulation, securities exchange rules or order or decree of any Governmental Authority, or (ii) disclosures to a Party’s partners, members, directors, officers, employees, financial advisors, accountants, consultants, attorneys, banks and other potential financing sources, institutional investors, agents, nominees, representatives, Persons to which a Party may Transfer its rights and obligations under this Agreement and prospective purchasers of property, as well as their respective representatives, advisors, attorneys and consultants (provided that such Persons (other than the KKR Parties’ or its Affiliates’ prospective investors) likewise agree to keep this Agreement and all Exhibits and Schedules hereto confidential).
14.18    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties (and their respective successor and assigns, including for the avoidance of doubt Admiral Acquisition Sub and the Other Admiral Subs, collectively, the “Recourse Parties”) shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith against (a) any former, current or future director, officer, agent, Affiliate, manager, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of the foregoing Persons successors or permitted assignees), (b) any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of the foregoing Persons successors or permitted assignees) or any Affiliate thereof or (c) any former, current or future director, officer, agent, employee, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Recourse Parties, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such Party against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.
14.19    Further Assurances. From time to time after the Execution Date, the Parties shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to more effectively assure the other of the benefits and enjoyment intended to be conveyed under this Agreement, and otherwise to accomplish the purposes of the transactions contemplated hereby.
14.20    Counterpart Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which taken together shall constitute one agreement.
14.21    Memorandum of Agreement. Contemporaneously with the execution hereof, the Parties shall execute a Memorandum of Agreement in the form attached hereto as Exhibit S to be recorded by the KKR Parties in the Real Property Records of Frio, Dimmit, Zavala and LaSalle Counties, Texas.
14.22    References and Construction. In this Agreement:
(a)    References to any gender includes a reference to all other genders;
(b)    References to the singular includes the plural, and vice versa;
(c)    References to any Article or Section means an Article or Section of this Agreement;
(d)    References to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;
(e)    Unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;
(f)    “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense;
(g)    The headings contained in this Agreement are for guidance and convenience of reference only, and shall not limit or otherwise affect any of the terms or provisions of this Agreement; and
(h)    No consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement.
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HN\1023743.15

IN WITNESS WHEREOF, this Agreement is executed by the Parties on the Execution Date.
ADMIRAL A HOLDING L.P.    EXCO OPERATING COMPANY, LP
By:     Admiral A Holding GP LLC,    By:    EXCO PARTNERS OLP GP, LLC,
    its general partner        its general partner

By: /s/ David Rockecharlie	By: /s/ William L. Boeing
Name: David Rockecharlie	Name: William L. Boeing
Title: Vice President	Title: Vice President and General Counsel

ADMIRAL B HOLDING L.P.
By:    Admiral B Holding GP LLC,
its general partner

By: /s/ Michael R. McFerran
Name: Michael R. McFerran
Title: Chief Operating Officer

Solely for purposes of Section 14.4:

RPM ENERGY MANAGEMENT LLC

By:/s/ David Ryan
Name: David Ryan
Title: Co-President

[Signature Page to Participation Agreement]
HN\1023743.15